EXECUTION VERSION

Exhibit 2.1

TRANSACTION AGREEMENT

dated as of June 25, 2019

among

ABBVIE INC.

VENICE SUBSIDIARY, LLC

and

ALLERGAN PLC

i

ii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of June 25, 2019 is by and among AbbVie, a Delaware corporation (“AbbVie”), Venice Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of AbbVie (“Acquirer Sub”), and Allergan plc, an Irish public limited company with registered number 527629 having its registered office at Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland (“Allergan”).

WHEREAS, AbbVie has agreed to make a proposal to cause Acquirer Sub to acquire Allergan on the terms set out in the Rule 2.5 Announcement;

WHEREAS, this Agreement sets out certain matters relating to the conduct of the Acquisition (as defined below) that have been agreed by the Parties; and

WHEREAS, the Parties intend that the Acquisition will be implemented by way of the Scheme, although this may, subject to the consent (where required) of the Panel, be switched to a Takeover Offer in accordance with the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1    Definitions.

As used in this Agreement the following words and expressions have the following meanings:

“AbbVie Board” means the board of directors of AbbVie.

“AbbVie Group” means AbbVie and all of its Subsidiaries.

“AbbVie Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or together with any other event, change, effect, development or occurrence, (a) would prevent, materially delay or materially impair the ability of AbbVie and Acquirer Sub to consummate the transactions contemplated hereby (including the Acquisition) prior to the End Date or (b) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of AbbVie and its Subsidiaries, taken as a whole; provided, that, solely for the purpose of clause (b), no event, change, effect, development or occurrence to the extent resulting from or arising out of any of the following shall be deemed to constitute an AbbVie Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, an AbbVie Material Adverse Effect: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting the industries in which AbbVie or any of its Subsidiaries operate, (iii) any decline, in and of itself, in the market price or trading volume of AbbVie Shares (it being understood and agreed that the facts, events, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of AbbVie Material Adverse Effect may, to the extent not otherwise excluded, be taken into account in determining whether there has been, or would reasonably be expected to be, an AbbVie Material Adverse Effect), (iv) any changes in political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by AbbVie or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts, events, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of AbbVie Material Adverse Effect may, to the extent not otherwise excluded, be taken into account in determining whether there has been, or would reasonably be expected to be, an AbbVie Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement of this Agreement or the consummation of the transactions contemplated hereby (including the Acquisition) (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to expressly address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including the Acquisition) or Condition 5(ii) to the extent it relates to such representations and warranties), (vii) any adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable Law of or by any Governmental Entity, (viii) any changes or prospective changes in GAAP, (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (x) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions (xi) any matter set forth in Section 6.2(h) of the AbbVie Disclosure Schedule or (xii) any action taken by AbbVie or any of its Subsidiaries that is expressly required to be taken by AbbVie or any of its Subsidiaries pursuant to this Agreement or any action expressly requiring Allergan’s consent pursuant to this Agreement which is not taken as a result of the failure of Allergan to consent to such action following request for such consent by AbbVie, except in the case of each of clauses (i), (ii), (iv), (vii), (viii), (ix) or (x), to the extent that any such event, change, effect, development or occurrence has a disproportionate adverse effect on AbbVie and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which AbbVie and its Subsidiaries operate.

“AbbVie Parties” means, collectively, AbbVie and Acquirer Sub.

“AbbVie Preferred Shares” means the preferred stock of AbbVie, par value $0.01 per share.

“AbbVie Reimbursement Payment” shall have the meaning given to that term in the Expenses Reimbursement Agreement.

“AbbVie Share Plan” means the AbbVie 2013 Stock Award and Incentive Plan.

“AbbVie Shares” means the common stock of AbbVie, par value $0.01 per share.

“Acquisition” means the proposed acquisition by Acquirer Sub of Allergan by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time), including the issuance by AbbVie of the aggregate Share Consideration and payment by Acquirer Sub of the aggregate Cash Consideration pursuant to the Scheme or the Takeover Offer, in each case, as described in the Rule 2.5 Announcement and provided for in this Agreement.

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with the Act and every statutory modification and reenactment thereof for the time being in force.

“Acting in Concert” shall have the meaning given to that term in the Takeover Panel Act.

“Actions” means any civil, criminal or administrative actions, litigations, arbitrations, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlement or enforcement actions by, from or before any Governmental Entity.

“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings).

“Allergan Alternative Proposal” means any bona fide proposal or offer (including non-binding proposals or offers) from any Person or Group, other than AbbVie and its Subsidiaries or any of its Concert Parties, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Allergan or any of its Subsidiaries (including equity securities of Subsidiaries) equal to twenty percent (20%) or more of the consolidated assets of Allergan, or to which twenty percent (20%) or more of the revenues or earnings of Allergan on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, (ii) direct or indirect acquisition (including by scheme of arrangement or takeover offer) or issuance (whether in a single transaction or a series of related transactions) of twenty percent (20%) or more of any class of equity or voting securities of Allergan, (iii) scheme of arrangement, tender offer, takeover offer or exchange offer that, if consummated, would result in a Person or Group beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Allergan, or (iv) scheme of arrangement, merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization or similar transaction involving Allergan or any of its Subsidiaries, under which a Person or Group or, in the case of clause (B) below, the shareholders or equityholders of any Person or Group would, directly or indirectly, (A) acquire assets equal to twenty percent (20%) or more of the consolidated assets of Allergan, or to which 20% or more of the revenues or earnings of Allergan on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, or (B) immediately after giving effect to such transactions, beneficially own twenty percent (20%) or more of any class of equity or voting securities of Allergan or the surviving or resulting Person (including any parent Person) in such transaction.

“Allergan Benefit Plan” means each employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), each employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and each employment, consulting, compensation, salary contribution, change-in-control, bonus, incentive, equity or equity-based, phantom equity, deferred compensation, vacation, paid time off, stock purchase, stock or stock-based, severance, termination pay or indemnity, retention, employment, change of control or fringe benefit or other material benefit or compensation plan, program, policy, scheme, arrangement, or agreement, whether or not written, that in each case, is sponsored, maintained or contributed to by any member of the Allergan Group or to which any member of the Allergan Group has or would reasonably be expected to have any material liability (whether current or contingent), excluding any arrangements maintained by any Governmental Entity or otherwise required by applicable Law.

“Allergan Board” means the board of directors of Allergan.

“Allergan Directors” means the members of the board of directors of Allergan.

“Allergan Employees” means the employees of Allergan or any Subsidiary of Allergan as of immediately prior to the Effective Time.

“Allergan Equity Award Holder Proposal” means the proposal of AbbVie to the Allergan Equity Award Holders to be made in accordance with Rule 15 of the Takeover Rules and the terms of the Allergan Share Plans.

“Allergan Equity Award Holders” means the holders of Allergan Equity Awards.

“Allergan Equity Awards” means the Allergan Options, the Allergan Restricted Stock Awards, the Allergan RSU Awards, the Allergan PSU Awards and any other Allergan equity-based awards granted under a Allergan Share Plan or otherwise.

“Allergan Group” means Allergan and all of its Subsidiaries.

“Allergan Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Allergan Intervening Event” means any material event, fact, change, effect, development or occurrence arising or occurring after the date of this Agreement that (i) was not known, or the material consequences of which were not known, in each case to the Allergan Board as of or prior to the date of this Agreement, (ii) does not relate to or involve any Allergan Alternative Proposal and (iii) does not relate to AbbVie or any of its Subsidiaries.

“Allergan Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or together with any other event, change, effect, development or occurrence, (a) would prevent, materially delay or materially impair the ability of Allergan to consummate the transactions contemplated hereby (including the Acquisition) prior to the End Date or (b) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Allergan and its Subsidiaries, taken as a whole; provided that, solely for the purposes of clause (b), no event, change, effect, development or occurrence to the extent resulting from or arising out of any of the following shall be deemed to constitute an Allergan Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, an Allergan Material Adverse Effect: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting the industries in which Allergan or any of its Subsidiaries operate, (iii) any decline, in and of itself, in the market price or trading volume of Allergan Shares (it being understood and agreed that the facts, events, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Allergan Material Adverse Effect may, to the extent not otherwise excluded, be taken into account in determining whether there has been, or would reasonably be expected to be, an Allergan Material Adverse Effect), (iv) any changes in political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by Allergan or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts, events, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Allergan Material Adverse Effect may, to the extent not otherwise excluded, be taken into account in determining whether there has been, or would reasonably be expected to be, an Allergan Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement of this Agreement or the consummation of the transactions contemplated hereby (including the Acquisition) (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to expressly address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including the Acquisition) or Condition 4(ii) to the extent it relates to such representations and warranties), (vii) any adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable Law of or by any Governmental Entity, (viii) any changes or prospective changes in GAAP, (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (x) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xi) any matter set forth in Section 6.1(a)(k)(ii) of the Allergan Disclosure Schedule or (xii) any action taken by Allergan or any of its Subsidiaries that is expressly required to be taken by Allergan or any of its Subsidiaries pursuant to this Agreement or any action expressly requiring AbbVie’s consent pursuant to this Agreement which is not taken as a result of the failure of AbbVie to consent to such action following request for such consent by Allergan, except in the case of each of clauses (i), (ii), (iv), (vii), (viii), (ix) or (x), to the extent that any such event, change, effect, development or occurrence has a disproportionate adverse effect on Allergan and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which Allergan and its Subsidiaries operate.

“Allergan Options” means all options to purchase Allergan Shares, whether granted pursuant to the Allergan Share Plans or otherwise.

“Allergan Preferred Shares” means the preferred stock of Allergan, par value US $0.0001 per share.

“Allergan Product” means all products or product candidates that are being researched, tested, developed, commercialized, manufactured, sold or distributed by any member of the Allergan Group and all products or product candidates, if any, with respect to which any member of the Allergan Group has royalty rights.

“Allergan PSU Awards” means all Allergan RSU Awards with performance-based vesting or delivery requirements, whether granted pursuant to the Allergan Share Plans or otherwise.

“Allergan Regulatory Agency” means any Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, labeling, storage, distribution, marketing, sale, pricing, import or export of any of the Allergan Products.

“Allergan Regulatory Permits” means authorizations (i) under the FDCA or the Public Health Service Act and (ii) of any applicable Allergan Regulatory Agency necessary for the lawful operation of the businesses of Allergan or any of its Subsidiaries.

“Allergan Restricted Stock Awards” means all awards of Allergan Shares subject to vesting restrictions and/or forfeiture back to Allergan, whether granted pursuant to the Allergan Share Plans or otherwise.

“Allergan RSU Awards” means all restricted stock units payable in Allergan Shares or whose value is determined with reference to the value of Allergan Shares, whether granted pursuant to the Allergan Share Plans or otherwise.

“Allergan Share Award” means an award denominated in Allergan Shares (including Allergan Restricted Stock Awards, Allergan PSU Awards and Allergan RSU Awards), other than an Allergan Option.

“Allergan Share Plans” means, collectively, the Allergan, Inc. 2008 Equity Plan, the Forest Laboratories LLC 2007 Equity Incentive Plan, the Amended and Restated 2011 Incentive Award Plan of Allergan, the Amended and Restated 2013 Incentive Award Plan of Allergan (the “Allergan 2013 Plan”), the Kythera Biopharmaceuticals, Inc. 2012 Equity Incentive Plan, the Warner Chilcott Equity Incentive Plan, the ZELTIQ Aesthetics, Inc. 2012 Stock Plan, and any other equity-based incentive plan maintained by Allergan or assumed by Allergan in connection with prior acquisitions.

“Allergan Shareholder Approval” means (i) the approval of the Scheme by a majority in number of members of each class of Allergan Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing, at the relevant voting record time, at least seventy five percent (75%) in value of the Allergan Shares of that class held by Allergan Shareholders who are members of that class and that are present and voting either in person or by proxy, at the Court Meeting (or at any adjournment or postponement of such meeting) and (ii) the Required EGM Resolutions being duly passed by the requisite majorities of Allergan Shareholders at the EGM (or at any adjournment or postponement of such meeting).

“Allergan Shareholders” means the holders of Allergan Shares.

“Allergan Shares” means the ordinary shares of Allergan, par value US$0.0001 per share.

“Allergan Superior Proposal” means any bona fide, written Allergan Alternative Proposal (other than an Allergan Alternative Proposal which has resulted from a breach in any material respect of Section 5.3) (with all references to “twenty percent (20%)” in the definition of Allergan Alternative Proposal being deemed to be references to “fifty percent (50%)”) on terms that the Allergan Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Allergan Alternative Proposal that the Allergan Board considers to be appropriate (including the identity of the Person making the Allergan Alternative Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), is more favorable to the Allergan Shareholders from a financial point of view than the Acquisition (taking into account any proposal by AbbVie to amend the terms of this Agreement).

“ANDA” means an abbreviated new drug application submitted pursuant to 21 U.S.C. § 355(j).

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Bribery Act” means the United Kingdom Bribery Act 2010.

“Bribery Legislation” means all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant Law in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; the relevant Laws in Ireland relating to bribery and/or corruption including the Criminal Justice (Corruption Offences) Act 2018 of Ireland; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and /or anti-bribery, anti-corruption and/or anti-money laundering Laws of any jurisdiction in which the Allergan Group operates.

“Bridge Credit Agreement” means that certain 364-Day Bridge Credit Agreement, dated as of the date hereof, among AbbVie, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, an executed copy of which has been provided to Allergan on the date hereof.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland or in New York are authorized or required by applicable Law to be closed.

“Cash Consideration” means US$120.30 in cash per Allergan Share, as it may be adjusted pursuant to Section 8.1(c)(v).

“Clearances” means all consents, clearances, approvals, permissions, license, variance, exemption, authorization, acknowledgement, permits, nonactions, Orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Entity or other Third Party in connection with the implementation of the Scheme and/or the Acquisition.

“Code” means the United States Internal Revenue Code of 1986.

“Completion” means the completion of the Acquisition.

“Concert Parties” means such Persons as are deemed to be Acting in Concert with AbbVie pursuant to Rule 3.3 of Part A of the Takeover Rules.

“Conditions” means the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Appendix III of the Rule 2.5 Announcement, and “Condition” means any one of the Conditions.

“Confidentiality Agreement” means the confidentiality agreement between Allergan and AbbVie dated as of May 30, 2019.

“Contract” means any legally binding contract, agreement, obligation, understanding or instrument, lease, license or other legally binding commitment or undertaking of any nature.

“Court Hearing” means the hearing by the High Court of the Petition to sanction the Scheme under Section 453 of the Act.

“Court Meeting” means the meeting or meetings of the Allergan Shareholders or, if applicable, the meeting or meetings of any class or classes of Allergan Shareholders (and, in each case, any adjournment or postponement thereof) convened by (i) resolution of the Allergan Board or (ii) order of the High Court, in either case, pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment).

“Court Meeting Resolution” means the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme.

“Court Order” means the Order or Orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the reduction of capital that forms part of it under Sections 84 and 85 of the Act.

“EC Merger Regulation” means the Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Effective Date” means the date on which the Scheme becomes effective in accordance with its terms or, if the Acquisition is implemented by way of a Takeover Offer, the date on which the Takeover Offer has become (or has been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the Takeover Rules.

“Effective Time” means the time on the Effective Date at which the Court Order and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies or, if the Acquisition is implemented by way of a Takeover Offer, the time on the Effective Date at which the Takeover Offer becomes (or is declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the Takeover Rules.

“EGM” means the extraordinary general meeting of the Allergan Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded (it being understood that if the Court Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed).

“EGM Resolutions” means, collectively, the following resolutions to be proposed at the EGM: (i) an ordinary resolution to approve the Scheme and to authorize the Allergan Board to take all such action as it considers necessary or appropriate to implement the Scheme; (ii) a special resolution to cancel, subject to the approval of the High Court, the issued share capital of Allergan (other than any Allergan Shares held by any member of the AbbVie Group); (iii) an ordinary resolution authorizing the Allergan Board to allot new ordinary shares to Acquirer Sub pursuant to this Agreement and the Scheme by capitalization of the reserve arising from the cancellation of the issued share capital of Allergan pursuant to the resolution described in clause (ii); (iv) a special resolution amending the Allergan Memorandum and Articles of Association in accordance with Section 4.5 of this Agreement (the resolutions described in the foregoing clauses (i) through (iv), the “Required EGM Resolutions”); (v) an ordinary resolution that any motion by the Chairperson of the Allergan Board to adjourn or postpone the EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme or any of the Required EGM Resolutions to be approved; and (vi) any other resolutions as Allergan reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by AbbVie (such approval not to be unreasonably withheld, conditioned or delayed).

“End Date” means June 25, 2020; provided, that if as of such date any of Conditions 3(ii), 3(iii), 3(iv) or 3(v) (with respect to Condition 3(v), only if the failure of such Condition to have been satisfied as of such date is an Order or Law under any Antitrust Law) have not been satisfied, and on such date all other Conditions (other than Conditions 2(iii) and 2(iv)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be September 25, 2020.

“Environmental Law” means each applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances.

“Environmental Permits” means all consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, approvals, permits and orders of Governmental Entities required by Environmental Law and affecting, or relating to, the business of Allergan or any of its Subsidiaries.

“Equity Award Conversion Ratio” means the sum, rounded to the nearest one thousandth, of (a) the Exchange Ratio and (b) the quotient obtained by dividing (i) the Cash Consideration by (ii) the VWAP of AbbVie Shares.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any member of the Allergan Group, is (or at any relevant time has or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Agent” means the bank or trust company appointed by AbbVie (and reasonably acceptable to Allergan) to act as exchange agent for the payment of the Scheme Consideration.

“Expenses Reimbursement Agreement” means the expenses reimbursement agreement dated as of the date hereof between AbbVie and Allergan, the terms of which have been approved by the Panel.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Food, Drug and Cosmetic Act of 1938.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing” means the debt financing provided by the Bridge Credit Agreement and any other third party debt financing that is necessary, or that is otherwise incurred or intended to be incurred by AbbVie or any of the Subsidiaries of AbbVie, to refinance or refund any existing indebtedness for borrowed money of Allergan, AbbVie or any of their respective Subsidiaries in each case in connection with the transactions contemplated hereby, or to fund the Cash Consideration payable by Acquirer Sub in the Scheme or (as the case may be) the Takeover Offer, including the offering or private placement of debt securities or the incurrence of credit facilities.

“Financing Sources” means (i) the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, including the parties to any joinder agreements, engagement letters, indentures or credit agreements entered into pursuant thereto or relating thereto, but excluding in each case, for clarity, the Parties and their Subsidiaries, (ii) the Affiliates of the Persons set forth in clause (i) above and (iii) the Representatives and the respective successors and assigns of the Persons set forth in clauses (i) and (ii) above.

“GAAP” means U.S. generally accepted accounting principles.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clause (i) or (ii) of this definition.

“Governmental Entity” means any United States, Irish or other foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, the Panel, the High Court, the SEC, and each Allergan Regulatory Agency.

“Governmental Healthcare Program” means any federal healthcare program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any other healthcare program administered by a Governmental Entity.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Entity with jurisdiction over the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Healthcare Laws” means all Laws relating to healthcare, including: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a 7; the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); any similar international, federal, state and local Laws that address the subject matter of the foregoing; and the Patient Protection and Affordable Care Act of 2010.

“High Court” means the High Court of Ireland.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indentures” means, collectively, those certain indentures (i) dated as of August 24, 2009, relating to the 3.250% Senior Notes due 2022 and 4.625% Senior Notes due 2042 issued by Allergan Finance, LLC; (ii) dated as of September 14, 2010, relating to the 3.375% Senior Notes due 2020 issued by Allergan, Inc.; (iii) dated as of March 12, 2013, relating to the 2.800% Senior Notes due 2023 issued by Allergan, Inc.; (iv) dated as of December 10, 2013, relating to the 5.000% Senior Notes due 2021 issued by Allergan Sales, LLC; (v) dated as of January 31, 2014, relating to the 4.875% Senior Notes due 2021 issued by Allergan Sales, LLC; (vi) dated as of June 19, 2014, relating to the 3.850% Senior Notes due 2024 and 4.850% Senior Notes due 2044 issued by Allergan Funding SCS; and (vii) dated as of March 12, 2015, relating to the USD-denominated Floating Rate Senior Notes due 2020, Euro-denominated Floating Rate Senior Notes due 2020, 3.000% Senior Notes due 2020, 0.500% Senior Notes due 2021, 3.450% Senior Notes due 2022, 1.500% Senior Notes due 2023, 1.250% Senior Notes due 2024, 3.800% Senior Notes due 2025, 2.625% Senior Notes due 2028, 2.125% Senior Notes due 2029, 4.550% Senior Notes due 2035 and 4.750% Senior Notes due 2045 issued by Allergan Funding SCS.

“Intellectual Property” means any and all rights in or associated with any of the following, whether or not registered, including all rights therein and associated therewith, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, slogans, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications, and all divisions, continuations, continuations-in-part, reissues and reexaminations, and any extensions thereof; (iii) works of authorship (whether or not copyrightable), registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof, including moral rights of authors, and database rights; (iv) trade secrets, rights in technology, confidential or proprietary information and other know-how, including inventions (whether or not patentable or reduced to practice), concepts, methods, processes, protocols, assays, formulations, formulae, technical, research, clinical and other data, databases, designs, specifications, schematics, drawings, algorithms, models and methodologies; (v) rights in Software; and (vi) other similar types of proprietary rights or other intellectual property.

“Ireland” or “Republic of Ireland” means Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, Allergan or any of its Subsidiaries.

“knowledge” means in relation to Allergan, the actual knowledge, after due inquiry, of the Persons listed in Section 1.1(a) of the Allergan Disclosure Schedule, and in relation to AbbVie, the actual knowledge, after due inquiry, of the Persons listed in Section 1.1(a) of the AbbVie Disclosure Schedule. None of the individuals set forth in Section 1.1(a) of the Allergan Disclosure Schedule or Section 1.1(a) of the AbbVie Disclosure Schedule shall have any personal liability or obligations regarding such knowledge.

“Law” means any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, executive order or agency requirement of any Governmental Entity.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed (including sublicensed) to any member of the Allergan Group.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset (including in each case any license to, or covenant not to sue in respect of, Intellectual Property).

“Northern Ireland” means the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Organizational Documents” means articles of association, articles of incorporation, certificate of incorporation, constitution, by-laws, limited liability company agreement, operating agreement or other equivalent organizational document, as appropriate.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any member of the Allergan Group.

“Panel” means the Irish Takeover Panel.

“Parties” means Allergan and the AbbVie Parties and “Party” shall mean either Allergan, on the one hand, or AbbVie or the AbbVie Parties (whether individually or collectively), on the other hand (as the context requires).

“Permitted Lien” means (i) any Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) any purchase money security interests, equipment leases or similar financing arrangements, (viii) any Liens which are disclosed on the Allergan Balance Sheet, or the notes thereto, or (ix) any Liens that are not material to Allergan and its Subsidiaries, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Petition” means the petition to the High Court seeking the Court Order.

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland.

“Regulatory Information Service” means a regulatory information service as defined in the Takeover Rules.

“Representatives” means, in relation to any Person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or other representatives of such Person.

“Resolutions” means the EGM Resolutions and the Court Meeting Resolution, which will be set out in the Scheme Document.

“Rule 2.5 Announcement” means the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules for the purposes of the Acquisition, in the form agreed to by on or on behalf of the Parties.

“Sanctioned Country” means any of Crimea, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Entity of, any Sanctioned Country and (iii) any Person which is directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to this Agreement, on such terms and in such form as is consistent with the terms agreed to by the Parties as set out in the Rule 2.5 Announcement, including any revision thereof as may be agreed between the Parties in writing, and, if required, by the High Court.

“Scheme Document” means a document (or relevant sections of the Proxy Statement comprising the Scheme Document) (including any amendments or supplements thereto) to be distributed to Allergan Shareholders and, for information only, to Allergan Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Takeover Rules and (v) such other information as Allergan and AbbVie shall agree.

“Scheme Recommendation” means the recommendation of the Allergan Board that Allergan Shareholders vote in favor of the Resolutions.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Significant Subsidiary” means a significant subsidiary as defined in Rule l-02(w) of Regulation S-X of the Securities Act.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person if such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to applicable Law) of such Subsidiary.

“Takeover Offer” means an offer in accordance with Section 3.6 for the entire issued share capital of Allergan (other than any Allergan Shares beneficially owned by AbbVie or any member of the AbbVie Group (if any) and any Allergan Shares held by any member of the Allergan Group) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document or (as the case may be) any revised offer documents.

“Takeover Offer Document” means, if, following the date of this Agreement, AbbVie elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6, the document to be despatched to Allergan Shareholders and others jointly by AbbVie and Acquirer Sub containing, among other things, the Takeover Offer, the Conditions (except as AbbVie determines pursuant to and in accordance with Section 3.6 not to be appropriate in the case of a Takeover Offer) and certain information about AbbVie, Acquirer Sub and Allergan and, where the context so requires, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer.

“Takeover Panel Act” means the Irish Takeover Panel Act 1997.

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2013.

“Third Party” means any Person or Group, other than Allergan or any of its Affiliates, in the case of AbbVie and Acquirer Sub, or other than AbbVie or any of its Affiliates, in the case of Allergan, and the Representatives of such Persons, in each case, acting in such capacity.

“U.S.” or “United States” means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction.

“VWAP of AbbVie Shares” means the volume weighted average price of an AbbVie Share for a ten trading day period, starting with the opening of trading on the eleventh trading day prior to the Completion Date to the closing of trading on the second to last trading day prior to the Completion Date, as reported by Bloomberg.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or such omission to take action would be a material breach of this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AbbVie	Preamble
AbbVie Balance Sheet	Section 6.2(e)
AbbVie Capitalization Date	Section 6.2(b)(i)
AbbVie Disclosure Schedule	Section 6.2
AbbVie Equity Awards	Section 6.2(b)(i)
AbbVie Financing Information	Section 3.4(b)(i)
AbbVie Options	Section 6.2(b)(i)
AbbVie Performance Awards	Section 6.2(b)(i)
AbbVie Restricted Stock Units	Section 6.2(b)(i)
AbbVie RSAs	Section 6.2(b)(i)
AbbVie SEC Documents	Section 6.2(d)(i)
Acquirer Sub	Preamble
Agreement	Preamble
Allergan Alternative Proposal NDA	Section 5.3(b)
Allergan Approval Time	Section 5.3(b)
Allergan Balance Sheet	Section 6.1(g)
Allergan Capitalization Date	Section 6.1(c)(i)
Allergan Change of Recommendation	Section 5.3(a)(ii)
Allergan Disclosure Schedule	Section 6.1
Allergan Exchange Fund	Section 8.1(d)(i)
Allergan Insurance Policies	Section 6.1(u)
Allergan Material Contract	Section 6.1(t)(i)
Allergan Memorandum and Articles of Association	Section 6.1(a)
Allergan Note Offers and Consent Solicitations	Section 7.9(b)
Allergan Permits	Section 6.1(h)(ii)
Allergan Registered IP	Section 6.1(q)(i)
Allergan Replacement Option	Section 4.1
Allergan Replacement Share Award	Section 4.2(a)
Allergan SEC Documents	Section 6.1(e)(i)
Allergan Supplemental Indenture	Section 7.9(b)
Benefits Continuation Period	Section 7.4(a)
Claim Expenses	Section 7.3(a)
Completion Date	Section 8.1(a)
Consent Solicitations	Section 7.9(b)
Covered Individual	Section 5.1(b)(xii)

Term	Section
D&O Claim	Section 7.3(a)
D&O Indemnified Parties	Section 7.3(a)
D&O Indemnifying Parties	Section 7.3(a)
Debt Offer Documents	Section 7.9(b)
Equitable Exceptions	Section 6.1(d)(i)
Exchange Ratio	Section 8.1(c)(ii)
Exchange Ratio Modification Number	Section 8.1(c)(v)
Excluded Scheme Share	Section 3.3(c)
Financing Information	Section 7.9(a)(ii)
Fractional Entitlements	Section 8.1(c)(ii)
Historical Financial Statements	Section 7.9(a)(i)
internal controls	Section 6.1(e)(vi)
IRS	Section 6.1(o)(v)
Lease	Section 6.1(r)
Marketing Material	Section 7.9(a)(i)
Maximum Premium	Section 7.3(b)
New Plans	Section 7.4(b)
Offers to Exchange	Section 7.9(b)
Offers to Purchase	Section 7.9(b)
Old Plans	Section 7.4(b)
PBGC	Section 6.1(j)(ii)
principal executive officer	Section 6.1(e)(v)
principal financial officer	Section 6.1(e)(v)
Proxy Statement	Section 3.1(a)(i)
Reverse Termination Payment	Section 9.2(a)
Sarbanes-Oxley Act	Section 6.1(e)(ii)
Scheme Consideration	Section 8.1(c)(ii)
Section 7.2(d) Categories	Section 7.2(d)
Share Cap	Section 8.1(c)(v)
Share Consideration	Section 8.1(c)(ii)
Specified Termination	Section 9.2(b)
Subscription Amount	Section 3.3(c)
Subscription Completion	Section 3.3(c)
Tax	Section 6.1(o)(v)
Tax Authority	Section 6.1(o)(v)
Tax Return	Section 6.1(o)(v)
Taxable	Section 6.1(o)(v)
Taxation	Section 6.1(o)(v)
Taxes	Section 6.1(o)(v)
Title IV Plan	Section 6.1(j)(ii)
Transaction Litigation	Section 7.10

Section 1.2    Construction.

(a)    The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (iv) all schedules annexed to this Agreement or referred to in this Agreement, including the Allergan Disclosure Schedule and the AbbVie Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any schedule annexed to this Agreement, including the Allergan Disclosure Schedule or the AbbVie Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedule annexed to this Agreement or referred to in this Agreement, including the Allergan Disclosure Schedule or the AbbVie Disclosure Schedule, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to AbbVie, posted and made available to AbbVie on the Allergan due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to Allergan, posted or made available to Allergan on the AbbVie due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), as applicable, in each case, prior to the date hereof; or (B) filed or furnished to the SEC prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xvi) any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term, (xvii) references to times are to New York City times unless otherwise specified; and (xviii) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND ALLERGAN EQUITY

AWARD HOLDER PROPOSAL

Section 2.1    Rule 2.5 Announcement.

(a)    Each Party confirms that its respective board of directors (or a duly authorized committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)    Following the execution of this Agreement, Allergan and AbbVie shall jointly, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on June 25, 2019, or such later time as may be agreed between the Parties in writing.

(c)    The obligations of Allergan and AbbVie under this Agreement, other than the obligations under Section 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service.

(d)    Allergan confirms that, as of the date hereof, the Allergan Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Allergan Board has resolved to recommend to the Allergan Shareholders that they vote in favor of the Resolutions. The recommendation of the Allergan Board that the Allergan Shareholders vote in favor of the Resolutions, and the related opinion of the financial adviser to the Allergan Board, are set out in the Rule 2.5 Announcement and, subject to Section 5.3, shall be incorporated in the Scheme Document and any other document sent to Allergan Shareholders in connection with the Acquisition.

(e)    The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

Section 2.2    Scheme. Subject to Section 3.6:

(a)    Allergan agrees that it will propose the Scheme to the Allergan Shareholders in the manner set out in Article 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible under the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of the Conditions (with the exception of Conditions 2(iii) and 2(iv) and any other Conditions that by their nature are to be satisfied on the Sanction Date (as defined in Appendix III of the Rule 2.5 Announcement), but subject to the satisfaction or waiver (where permissible under the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of such Conditions), will, in the manner set out in Article 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition;

(b)    each of AbbVie and Acquirer Sub agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by Allergan to the Allergan Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible under the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)    each of the Parties agrees that it will perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, including Section 7.2, use its reasonable best efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with the Completion.

Section 2.3    Change in Shares. If at any time during the period between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the valid termination of this Agreement pursuant to and in accordance with Article 9, the outstanding Allergan Shares or AbbVie Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Cash Consideration and the Share Consideration and any payments to be made under Article 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Allergan Shares or the AbbVie Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Allergan Shares and AbbVie Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.3 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.4    Allergan Equity Award Holder Proposal.

(a)    Subject to the posting of the Scheme Document to the Allergan Shareholders in accordance with Section 3.1, the Parties agree that the Allergan Equity Award Holder Proposal will be made to Allergan Equity Award Holders in respect of their respective holdings of Allergan Options and/or Allergan Share Awards in accordance with Rule 15 of the Takeover Rules and the terms of the Allergan Share Plans.

(b)    The Allergan Equity Award Holder Proposal shall be despatched as a joint letter from Allergan and AbbVie and the Parties shall reasonably agree to the final form of the letter to be issued in respect of the Allergan Equity Award Holder Proposal and all other documentation necessary to effect the Allergan Equity Award Holder Proposal.

(c)    Except as required by applicable Law, the High Court and/or the Panel, no Party shall amend the Allergan Equity Award Holder Proposal after its despatch without the consent of each other Party (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 3

IMPLEMENTATION OF THE SCHEME

Section 3.1    Responsibilities of Allergan in Respect of the Scheme. Allergan shall:

(a)    (i) be responsible for the preparation of a proxy statement to be sent to the Allergan Shareholders in connection with the matters to be submitted at the Court Meeting and the EGM (such proxy statement, as amended or supplemented, the “Proxy Statement”) and the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting, (ii) provide AbbVie with drafts of the Proxy Statement and the Scheme Document and afford AbbVie reasonable opportunity to review and comment on the Proxy Statement and the Scheme Document and such other documents and shall consider such comments in good faith and (iii) subject to the foregoing clauses (i) and (ii), as promptly as reasonably practicable after the date hereof, cause the Proxy Statement and the Scheme Document to be filed with the SEC and the Panel (in accordance with Rule 41.1(b) of the Takeover Rules);

(b)    for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide AbbVie and its Representatives with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Allergan or their responsibilities under the Takeover Rules);

(c)    as promptly as reasonably practicable, notify AbbVie upon the receipt of any comments from the Panel or the SEC on, or any request from the Panel or the SEC for amendments or supplements to, the Proxy Statement, the Scheme Document, the Allergan Equity Award Holder Proposal and the related forms of proxy and provide AbbVie with copies of all material written correspondence between it and its Representatives and the Panel and/or the SEC relating to such documents;

(d)    use its reasonable best efforts to respond to and resolve all Panel and SEC comments with respect to the Proxy Statement and the Scheme Document as promptly as practicable after receipt thereof;

(e)    as promptly as reasonably practicable, notify AbbVie of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Proxy Statement or the Scheme Document with the SEC and the Panel, as applicable, or implementation of the Scheme as the case may be;

(f)    prior to filing or the despatch of any amendment or supplement to the Proxy Statement or the Scheme Document requested by the Panel or the SEC, or responding in writing to any comments of the Panel or the SEC with respect thereto, Allergan shall provide AbbVie with a reasonable opportunity to review and comment on such document or response and consider in good faith such comments;

(g)    cause the Proxy Statement to be mailed as promptly as reasonably practicable after the date on which the SEC confirms that it will not review the Proxy Statement or that it has no further comments on the Proxy Statement;

(h)    to the extent that clearance of the Proxy Statement or the Scheme Document by the Panel might require that waivers and/or derogations in respect of the Takeover Rules be sought and obtained from the Panel, make a submission for (and use reasonable best efforts to have approved) such waiver or derogation as promptly as reasonably practicable after having provided AbbVie with a reasonable opportunity to review and comment on such submission and considering in good faith such comments;

(i)    provide AbbVie with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Allergan for submission to the High Court in connection with the Scheme prior to their filing, and afford AbbVie reasonable opportunities to review and comment on all such documents and consider in good faith such comments;

(j)    as promptly as reasonably practicable (taking into account any requirements of the Panel with respect to the Scheme Document and the SEC review (if any) with respect to the Proxy Statement, that must be satisfied prior to the release of the Scheme Document), make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to give directions under Section 450(5) of the Act as to what are the appropriate meetings to be held and to order that the Court Meeting be convened as promptly as is reasonably practicable following the Rule 2.5 Announcement and the SEC review (if any) of the Proxy Statement by the SEC), and to use its reasonable best efforts to ensure that the hearing of such proceedings occurs as promptly as is reasonably practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting and thereafter comply with such directions;

(k)    procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel), Proxy Statement and the related forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties, acting reasonably) (i) to Allergan Shareholders on the register of members of Allergan on the record date as agreed with the High Court, as promptly as reasonably practicable after securing approval of the High Court to despatch such documents, and (ii) to the holders of the Allergan Options and the Allergan Share Awards as of such date, for information only, as promptly as reasonably practicable after securing approval of the High Court to despatch such documents, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties, acting reasonably) as the High Court and/or the Panel may approve or direct from time to time;

(l)    unless the Allergan Board has effected an Allergan Change of Recommendation pursuant to and in accordance with Section 5.3, and subject to the obligations of the Allergan Board under the Takeover Rules, procure that the Proxy Statement and the Scheme Document include the Scheme Recommendation;

(m)    include in the Scheme Document a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(n)    prior to the Court Meeting, keep AbbVie reasonably informed on a reasonably current basis (in each case to the extent Allergan reasonably has access to such information) of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event provide such number promptly upon the request of AbbVie or its Representatives and, unless the Allergan Board has effected an Allergan Change of Recommendation pursuant to and in accordance with Section 5.3, use reasonable best efforts to solicit proxies as may be necessary to pass the Resolutions at the Court Meeting and/or the EGM;

(o)    notwithstanding any Allergan Change of Recommendation, unless this Agreement has been validly terminated pursuant to and in accordance with Article 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing by the Parties (such agreements not to be unreasonably withheld, conditioned or delayed), and in such a manner as shall be approved, if necessary by the High Court and/or the Panel, and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing by AbbVie, such agreement not to be unreasonably withheld, conditioned or delayed;

(p)    subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by AbbVie in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to AbbVie in a timely manner of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as AbbVie may reasonably request;

(q)    assume responsibility for the information relating to it or any of its Subsidiaries contained in the Scheme Document, the Proxy Statement or any other document sent to Allergan Shareholders or filed with the High Court or in any announcement;

(r)    review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by AbbVie;

(s)    following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where permissible under the terms of the Rule 2.5 Announcement and/or the Scheme Document) (with the exception of Conditions 2(iii) and 2(iv) and any other Conditions that are by their nature to be satisfied on the Sanction Date, but subject to the satisfaction or waiver (where permissible under the provisions of the Rule 2.5 Announcement and/or the Scheme Document) of such Conditions), take all necessary steps on the part of Allergan to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter;

(t)    give such undertakings as are required by the High Court in connection with the Scheme as are reasonably necessary or desirable to implement the Scheme; and

(u)    keep AbbVie reasonably informed as to the performance of the obligations and responsibilities required of Allergan pursuant to the Scheme.

Section 3.2    Responsibilities of AbbVie and Acquirer Sub in Respect of the Scheme. AbbVie and Acquirer Sub shall:

(a)    either (i) instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration pursuant thereto) insofar as it relates to AbbVie or Acquirer Sub, or (ii) provide a written undertaking to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration pursuant thereto) insofar as it relates to AbbVie or Acquirer Sub;

(b)    if, and to the extent that, it or any of its Concert Parties owns or is interested in Allergan Shares, exercise all of its rights and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all of their respective rights, in respect of such Allergan Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Allergan held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Allergan Shares to vote) in favor of the Resolutions or, if required by Law, the High Court or the Takeover Rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)    keep Allergan reasonably informed as to the performance of the obligations and responsibilities required of AbbVie and Acquirer Sub pursuant to the Scheme;

(d)    subject to the terms of this Agreement (including Section 7.2 hereof) and the Scheme, afford all such cooperation and assistance as may reasonably be requested of it by Allergan in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Allergan in a timely manner of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Allergan may reasonably request (including for the purposes of preparing the Scheme Document);

(e)    assume responsibility for the information relating to it or any of its Subsidiaries contained in the Scheme Document, the Proxy Statement or any other document sent to Allergan Shareholders or filed with the High Court or in any announcement;

(f)    review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by Allergan;

(g)    to the extent that clearance of the Proxy Statement or the Scheme Document by the Panel might require that waivers and/or derogations in respect of the Takeover Rules be sought and obtained from the Panel, make a submission for (and use reasonable best efforts to have approved) such waiver or derogation as promptly as reasonably practicable after having provided Allergan with a reasonable opportunity to review and comment on such submission and considering in good faith such comments; and

(h)    as promptly as reasonably practicable, notify Allergan of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Proxy Statement or the Scheme Document with the SEC and the Panel, as applicable, or implementation of the Scheme, as the case may be.

Section 3.3    Mutual Responsibilities of the Parties.

(a)    If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document or the Proxy Statement, then such Party shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, the SEC and/or the High Court, as applicable, and, if required, in mailing such amendment or supplement to the Allergan Shareholders and, for information only, if required, to the holders of the Allergan Options or Allergan Share Awards. Each of the Parties agrees to promptly (i) correct any information provided by it for use in the Scheme Document or the Proxy Statement, as applicable, if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Scheme Document or the Proxy Statement, as applicable, to include any information that shall become necessary in order to make the statements in the Scheme Document or the Proxy Statement, as applicable, in light of the circumstances under which they were made, not misleading. Allergan further agrees to cause the Scheme Document or the Proxy Statement, as applicable, as so corrected or supplemented promptly to be filed with the Panel and the SEC and to be despatched to its stockholders, in each case as and to the extent required by applicable Law. For purposes of this Section 3.3(a), any information concerning the Allergan Group will be deemed to have been provided by Allergan, and any information concerning the AbbVie Group will be deemed to have been provided by AbbVie and/or Acquirer Sub.

(b)    Each Party shall provide the other Party with reasonable prior notice of any proposed material oral communication with the SEC, the Panel or the High Court and, except to the extent prohibited by the SEC, the Panel or the High Court, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to an Allergan Alternative Proposal or the termination of this Agreement pursuant to and in accordance with Article 9.

(c)    Except as the Panel may otherwise direct and subject to the Panel’s waiving any obligation for AbbVie or Acquirer Sub to make a cash offer or provide a cash alternative under Rule 11 of the Takeover Rules, and to ensure that Acquirer Sub is the sole member of Allergan at the Effective Time, on such date as the Parties shall agree but in any event prior to the Effective Time, Acquirer Sub agrees to subscribe for, and Allergan agrees to allot and issue to Acquirer Sub, one Allergan Share (the “Excluded Scheme Share”), in consideration for which Acquirer Sub shall pay, or cause to be paid to Allergan, an amount equal to the nominal value of one Allergan Share (the “Subscription Amount”). Completion of the subscription for the Excluded Scheme Share (the “Subscription Completion”) shall take place at a location of the Parties’ choosing on such date as the Parties shall agree but in any event prior to the Effective Time. At the Subscription Completion: (i) Acquirer Sub shall (A) subscribe for the Excluded Scheme Share, and (B) pay, or cause to be paid, the Subscription Amount to

Allergan in cash, and (ii) Allergan shall (A) allot and issue the Excluded Scheme Share to Acquirer Sub (or its nominee) credited as fully paid, (B) procure that all appropriate entries are made in the statutory records of Allergan in respect of the Excluded Scheme Share, and (C) issue and deliver to Acquirer Sub a share certificate in respect of the Excluded Scheme Share.

Section 3.4    Dealings with the Panel.

(a)    Each of the Parties will (i) give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or any amendment to be proposed to the Scheme in connection therewith, and, except to the extent any such correspondence relates to an Allergan Alternative Proposal or the valid termination of this Agreement pursuant to and in accordance with Article 9, afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and consider in good faith such comments and suggestions, and (ii) except to the extent any such meeting, discussion, correspondence or submission relates to an Allergan Alternative Proposal or the valid termination of this Agreement pursuant to and in accordance with Article 9, keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Section 3.4 may be redacted:

(i)    to remove references concerning the valuation of the businesses of Allergan;

(ii)    to prevent the exchange of confidential information as required by applicable Law (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such confidentiality concerns); and

(iii)    as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns).

(b)    Allergan undertakes, if so reasonably requested by AbbVie to, as promptly as practicable, provide its written consent to AbbVie and to the Panel in respect of any application made by AbbVie to the Panel:

(i)    to redact any commercially sensitive or confidential information specific to AbbVie’s financing arrangements for the Acquisition (“AbbVie Financing Information”) from any documents that AbbVie is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules;

(ii)    for a derogation from the requirement under the Takeover Rules to disclose AbbVie Financing Information in the Scheme Document, any supplemental document or other document sent to Allergan Shareholders or the holders of the Allergan Options or Allergan Share Awards pursuant to the Takeover Rules;

(iii)    for a derogation from Rule 16.1 and/or 20.1 of the Takeover Rules to permit AbbVie to implement, and to pay fees to lenders in connection with, its Financing and syndication arrangements with respect to its Financing, and to provide information to lenders and prospective lenders on such terms as the Panel may permit; and

(iv)    for a derogation from the disclosure requirements of Rule 24.3 of the Takeover Rules, seeking consent to the aggregation of dealings for purposes of disclosure in the Scheme Document and seeking consent to the aggregation on a bi-weekly basis of changes in information announced pursuant to Rule 2.10 of the Takeover Rules.

(c)    AbbVie undertakes, if so requested by Allergan to, as promptly as practicable, provide its written consent to Allergan and to the Panel in respect of any application made by Allergan to the Panel to permit entering into and effecting the retention, bonus and/or benefit arrangements contemplated by Section 5.1(b)(xii) of the Allergan Disclosure Schedule.

(d)    AbbVie and Allergan undertake, if so requested by the other Party to, as promptly as reasonably practicable, issue its written consent to the other Party and to the Panel in respect of any application reasonably requesting any derogation, permission or consent from the Panel in connection with the Takeover Rules.

(e)    Notwithstanding the foregoing provisions of this Section 3.4, neither Allergan nor AbbVie shall be required to take any action pursuant to the foregoing provisions (a) through (d) if such action is prohibited by the Panel (unless the Panel decision is successfully appealed by either Allergan or AbbVie).

(f)    Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

Section 3.5    No Scheme Amendment by Allergan. Except as required by applicable Law, the High Court and/or the Panel, Allergan shall not take any of the following actions after despatch of the Scheme Document, in each case, without the prior written consent of AbbVie:

(a)    amend the Scheme;

(b)    adjourn or postpone (or propose an adjournment or postponement of) the Court Meeting or the EGM; provided, however, that Allergan may, without the consent of,    but after consultation with, AbbVie, adjourn or postpone (or propose to adjourn or postpone) the Court Meeting or EGM if (i) in the case of adjournment, such adjournment was requested by the Allergan Shareholders (but only to the extent the proposal for such adjournment was not proposed by Allergan or any of its Affiliates or their respective Representatives), (ii) reasonably necessary to ensure that any required supplement or amendment to the Scheme Document or Proxy Statement is provided to the Allergan Shareholders or to permit dissemination of information which is material to the Allergan Shareholders voting at the Court Meeting or the EGM (but only for so long as the Allergan Board determines in good faith, after having consulted with outside counsel, as is reasonably necessary or advisable to give the Allergan

Shareholders sufficient time to evaluate any such disclosure or information), or (iii) as of the time the Court Meeting or EGM is scheduled (as set forth in the Scheme Document or Proxy Statement), there are insufficient Allergan Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM (but only until a meeting can be held at which there are a sufficient number of Allergan Shares represented to constitute a quorum) or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable (but only until a meeting can be held at which there are a sufficient number of votes of Allergan Shareholders to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable); provided, further, that, notwithstanding the foregoing, other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to Allergan Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting and EGM and to give the Allergan Shareholders sufficient time to evaluate any such supplement or amendment or other information, no such adjournment or postponement pursuant to clause (i) or (iii) shall, without the prior written consent of AbbVie (such consent not to be unreasonably withheld, conditioned or delayed), be for a period exceeding 15 Business Days and Allergan may not adjourn or postpone the Court Meeting or the EGM pursuant to clause (i) or (iii) more than three times; or

(c)    amend the Resolutions (in each case, in the form set out in the Scheme Document) after despatch of the Scheme Document without the consent of AbbVie (such consent not to be unreasonably withheld, conditioned or delayed).

Section 3.6    Switching to a Takeover Offer.

(a)    Subject to the terms of this Section 3.6, in the event that AbbVie reasonably determines that a competitive situation (as that term is defined in the Takeover Rules) exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, AbbVie may elect (subject to receiving the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted.

(b)    If AbbVie elects to implement the Acquisition by way of the Takeover Offer, Allergan undertakes to provide AbbVie and its Representatives as promptly as reasonably practicable with all such information about the Allergan Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document (and any prospectus in connection with the Share Consideration) and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and Representatives.

(c)    If AbbVie elects to implement the Acquisition by way of a Takeover Offer, Allergan agrees:

(i)    that the Takeover Offer Document will contain provisions consistent with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between AbbVie and the Panel; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favorable to the Allergan Shareholders and the holders of Allergan Options and Allergan Share Awards as those which would apply in relation to the Scheme (except for the 80% acceptance condition contemplated by paragraph 9 of Appendix III to the Rule 2.5 Announcement);

(ii)    to reasonably co-operate and consult with AbbVie in the preparation of the Takeover Offer Document or any other document or filing (including any necessary prospectus in respect of the Share Consideration) which is required for the purposes of implementing the Acquisition; and

(iii)    that, subject to the obligations of the Allergan Board under the Takeover Rules, and unless the Allergan Board has made an Allergan Change of Recommendation pursuant to and in accordance with Section 5.3, the Takeover Offer shall incorporate a recommendation to the Allergan Shareholders from the Allergan Board to accept the Takeover Offer and such recommendation shall not subsequently be withdrawn, adversely modified or qualified except as contemplated by Section 5.3.

(d)    If AbbVie elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6(a), the Parties mutually agree:

(i)    to prepare and file with, or submit to, the SEC, the Panel and the High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Takeover Rules, the Securities Act, the Exchange Act, or otherwise by applicable Law in connection with the Takeover Offer and to make any applications or initiate any appearances as may be required by or desirable to the High Court for the purpose of discontinuing, cancelling or terminating the High Court proceedings initiated in connection with the Scheme and, unless the Allergan Board has made an Allergan Change of Recommendation, each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following good faith consideration of such comments by the other Party and approval of such documents, amendments and supplements by the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC, the Panel and the High Court (as applicable);

(ii)    to provide the other Party with any comments received from the SEC, the Panel or the High Court on any documents filed by it with the SEC, the Panel or the High Court promptly after receipt thereof, other than with respect to any such documents to the extent related to an Allergan Alternative Proposal; and

(iii)    to provide the other Party with reasonable prior notice of any proposed material oral communication with the SEC, the Panel or the High Court and, except to the extent prohibited by the SEC, the Panel or the High Court, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to an Allergan Alternative Proposal.

(e)    If the Takeover Offer is consummated, AbbVie shall cause Acquirer Sub (or their respective designees) to effect as promptly as reasonably practicable, following it becoming entitled under the Act to do so, a compulsory acquisition of any Allergan Shares under section 457 of the Act not acquired in the Takeover Offer for the same consideration per share as provided for in the Takeover Offer.

(f)    For clarity and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Section 3.6 shall require Allergan to provide AbbVie with any information with respect to, or to otherwise take or fail to take any action in connection with Allergan’s consideration of or response to, any actual or potential Allergan Alternative Proposal.

ARTICLE 4

EQUITY AWARDS

Section 4.1    Allergan Options. As of immediately prior to the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of the holder thereof, each Allergan Option that is outstanding and unexercised immediately prior to the Effective Time shall be substituted with an option, granted under the AbbVie Share Plan (an “Allergan Replacement Option”), to acquire (a) that number of whole AbbVie Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of Allergan Shares subject to such Allergan Option immediately prior to the Effective Time by (ii) the Equity Award Conversion Ratio, (b) at an exercise price per AbbVie Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per Allergan Share of such Allergan Option by (ii) the Equity Award Conversion Ratio. Except as otherwise provided in this Section 4.1, each such Allergan Replacement Option granted under the AbbVie Share Plan pursuant to this Section 4.1 shall continue to have, and shall be subject to, the same terms and conditions that applied to the corresponding Allergan Option immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of AbbVie are appropriate to effectuate the administration of the Allergan Replacement Options and are not adverse (other than in any de minimis respect) to any holders of Allergan Options.

Section 4.2    Allergan Share Awards.

(a)    As of immediately prior to the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of the holder thereof, each Allergan Share Award that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the holders thereof, be substituted with an award, granted under the AbbVie Share Plan (an “Allergan Replacement Share Award”), with respect to a number of whole AbbVie Shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (i) the applicable number of Allergan Shares subject to such Allergan Share Award (including any corresponding dividend equivalent units) immediately prior to the Effective Time by (ii) the Equity Award Conversion Ratio. Each Allergan PSU Award shall be converted into an AbbVie restricted stock unit award, and for any Allergan PSU Award with a performance period that remains subject to performance vesting conditions as of the date hereof (i.e., any Allergan PSU Award for which the level of performance vesting has not yet been determined), the number of Allergan Shares underlying such Allergan PSU Award shall be equal to 130% of the target number of Allergan Shares subject to such Allergan PSU Award. Except as otherwise provided in this Section 4.2(a), each Allergan Replacement Share Award granted under the AbbVie Share Plan pursuant to this Section 4.2(a) shall continue to have, and shall be subject to, the same terms and conditions (including, for any Allergan PSU Award, the time vesting conditions provided in the applicable award agreement, but excluding any performance-based vesting conditions) that applied to the corresponding Allergan Share Award immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of AbbVie are appropriate to effectuate the administration of the Allergan Replacement Share Awards and are not adverse (other than in any de minimis respect) to any holders of Allergan Share Awards.

(b)    The actions contemplated by this Section 4.2 shall be taken in accordance with Section 409A and, if applicable, Section 422 of the Code.

Section 4.3    Other Actions in Connection With Substitution of Allergan Options and Allergan Share Awards.

(a)    As soon as practicable after the Effective Time, AbbVie shall deliver to the holders of Allergan Replacement Options and Allergan Replacement Share Awards appropriate notices setting forth such holders’ rights, and the applicable award agreements evidencing the grants of such Allergan Replacement Options and Allergan Replacement Share Awards. The Allergan Replacement Options and Allergan Replacement Share Awards will be settled in AbbVie Shares, and AbbVie shall take all corporate action necessary to effectuate the foregoing. Notwithstanding the foregoing, and for purposes of clarity, it is understood by AbbVie, Allergan and Acquirer Sub that the Allergan Replacement Options and Allergan Replacement Share Awards shall be awarded and issued under the AbbVie Share Plan. For clarity, the terms and conditions applicable to such Allergan Replacement Options and Allergan Replacement Share Awards shall be no less favorable than the terms and conditions (other than, in the case of the Allergan PSU Awards, as provided above, performance-based vesting conditions) set forth in the Allergan Share Plans and the award agreements pursuant to which the replaced Allergan Options and Allergan Share Awards were originally granted, notwithstanding that the Allergan Replacement Options and Allergan Replacement Share Awards will be issued under the AbbVie Share Plan and corresponding award agreements issued thereunder. For clarity, the Allergan Replacement Options and Allergan Replacement Share Awards shall comply with the requirements of “Qualified Replacement Awards” with respect to any Allergan Share Awards granted under the Allergan 2013 Plan.

(b)    AbbVie shall take all corporate action necessary to reserve for issuance a sufficient number of AbbVie Shares for delivery with respect to Allergan Replacement Options and Allergan Replacement Share Awards substituted by it in accordance with Section 4.1, Section 4.2(a) and this Section 4.3. To the extent necessary, AbbVie shall, no later than the tenth day following the Effective Date, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the AbbVie Shares subject to such Allergan Replacement Options and Allergan Replacement Share Awards pursuant to Section 4.1, Section 4.2(a) and this Section 4.3.

Section 4.4    Reasonable Best Efforts. Each of the Parties shall use its reasonable best efforts to take all actions reasonably necessary to effectuate the transactions contemplated by this Article 4, including having the applicable board or committee administering the plans governing the affected awards, adopt resolutions necessary to effect the foregoing.

Section 4.5    Amendment of Articles. Allergan shall procure that a special resolution be proposed to the Allergan Shareholders at the EGM proposing that the Allergan Memorandum and Articles of Association be amended so that any Allergan Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by AbbVie for the same consideration per Allergan Share as shall be payable to Allergan Shareholders under the Scheme (depending upon the timing of such allotment); provided, however, that nothing in such amendment to the Allergan Memorandum and Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Allergan Shares issued on the exercise of Allergan Options or vesting or settlement of Allergan Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Allergan Share will be bound by the terms of the Scheme.

ARTICLE 5

ALLERGAN AND ABBVIE CONDUCT

Section 5.1    Conduct of Business by Allergan.

(a)    From the date of this Agreement until the earlier of the Completion and valid termination of this Agreement pursuant to and in accordance with Article 9, except (x) as prohibited or required by applicable Law, (y) as set forth in Section 5.1 of the Allergan Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless AbbVie shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Allergan shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts (1) to conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with all applicable Laws, and (2) to preserve intact its business organization and relationships with customers, members, suppliers, licensors, licensees and other Third Parties and keep available the services of its present officers and employees; provided, however, that no action taken by Allergan or its Subsidiaries with respect to matters explicitly permitted by an exception to any of Section 5.1(b)(i) through (xvi) will be a breach of this sentence.

(b)    Without limiting the generality of the foregoing, except (A) as prohibited or required by applicable Law, (B) as set forth in Section 5.1 of the Allergan Disclosure Schedule, or (C) as otherwise required or expressly contemplated by this Agreement, without AbbVie’s prior written consent (which, except in the case of 5.1(b)(xvi) (with respect to the settlement of any Action set forth on Section 7.1(e) of the Allergan Disclosure Schedule), shall not be unreasonably withheld, conditioned or delayed), Allergan shall not, and shall cause each of its Subsidiaries not to:

(i)    in the case of Allergan and each of its Significant Subsidiaries, amend its Organizational Documents other than, with respect to each Significant Subsidiary, amendments to Organizational Documents that would not prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated hereby (including the Acquisition);

(ii)    (A) subject to the provisions in Section 5.3, merge or consolidate with any other Person, or acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or business thereof or any assets, securities or property that (in the case of such assets, securities or property) constitute all or a material portion of such Person or any division or business thereof, other than (1) transactions (x) solely among Allergan and one or more of its wholly owned Subsidiaries or (y) solely among Allergan’s wholly owned Subsidiaries and (2) acquisitions of inventory or equipment in the ordinary course of business consistent with past practice, or (B) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, other than a liquidation or dissolution of any of Allergan’s immaterial wholly owned Subsidiaries;

(iii)    (A) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among Allergan and one or more of its wholly owned Subsidiaries or (2) solely among the Allergan’s wholly owned Subsidiaries), (B) amend any term or alter any rights of any of its outstanding Equity Securities, (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Equity Securities, other than (x) the declaration and payment by Allergan of quarterly cash dividends on the outstanding Allergan Shares in an amount per quarter not to exceed $0.74 per outstanding Allergan Share and with the timing of the declaration, record and payment dates in any given quarter materially consistent with the timing of the declaration, record and payment dates for the comparable quarter in the prior fiscal year and (y) dividends or distributions by a Subsidiary of Allergan to Allergan or a wholly owned Subsidiary of Allergan, or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of Allergan, other than (x) repurchases of Allergan Shares in connection with the exercise of Allergan Options or the vesting or settlement of Allergan Share Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law) in accordance with the terms of such Allergan Equity Awards (I) outstanding as of the date of this Agreement (in accordance with their existing terms as of the date hereof) or (II) granted after the date of this Agreement (to the extent expressly permitted by Section 5.1(b)(iii) of the Allergan Disclosure Schedule) and (y) transactions among Allergan and its wholly owned Subsidiaries or among Allergan’s wholly owned Subsidiaries;

(iv)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Securities, other than (A) the issuance of any Allergan Shares upon the exercise of Allergan Options, the accrual of any dividend equivalents under any dividend equivalent rights applicable to any Allergan Equity Awards, or the vesting or settlement of the Allergan Share Awards, and/or the withholding of Allergan Shares to satisfy Tax obligations pertaining to the exercise of Allergan Options or the vesting or settlement of Allergan Equity Awards or to satisfy the exercise price with respect to Allergan Options or to effectuate an optionee direction upon exercise of an Allergan Options that, in each case, are (x) outstanding as of the date of this

Agreement (in accordance with their existing terms as of the date hereof), or (y) granted after the date of this Agreement (to the extent expressly permitted by Section 5.1(b)(iii) of the Allergan Disclosure Schedule), (B) transactions with respect to any employer stock fund under the Allergan Benefit Plans that are tax-qualified retirement or non-qualified supplemental savings retirement plans which are taken in accordance with the existing terms of such Allergan Benefit Plans as of the date hereof and applicable Law, or (C) in connection with transactions (1) solely among Allergan and one or more of its wholly owned Subsidiaries or (2) solely among Allergan’s wholly owned Subsidiaries;

(v)    authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith in excess of $400 million in the aggregate during fiscal year 2019 or in excess of $87.5 million in the aggregate during any fiscal quarter in 2020;

(vi)    sell, lease, license, transfer or otherwise dispose of any Subsidiary of Allergan or any assets, securities or properties of the Allergan Group, other than (A) sales or dispositions of inventory, goods, services, tangible personal property (including equipment) or other immaterial assets, in each case in the ordinary course of business consistent with past practice, (B) transactions (1) solely among Allergan and one or more of its wholly owned Subsidiaries or (2) solely among Allergan’s wholly owned Subsidiaries or (C) any non-exclusive license of Intellectual Property granted in connection with a settlement of a claim of litigation entered into by Allergan or by any of its Subsidiaries in the ordinary course of business consistent with past practice and in accordance with Section 5.1(b)(xvi);

(vii)    sell, assign, license (including sublicense), abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any material Intellectual Property, other than in the ordinary course of business consistent with past practice (A) pursuant to non-exclusive licenses, (B) for the purpose of abandoning, allowing to lapse or otherwise disposing of immaterial, obsolete or worthless assets or (C) for the purpose of abandoning or allowing to lapse patent applications or applications to register Intellectual Property during the ordinary course of prosecution;

(viii)    (A) make any material loans, advances or capital contributions to any other Person, other than (1) loans, advances or capital contributions (a) by Allergan to or in, as applicable, one or more of its wholly owned Subsidiaries or (b) by any Subsidiary of Allergan to or in, as applicable, Allergan or any wholly owned Subsidiary of Allergan, or (2) capital contributions required under the terms of Contracts in effect as of the date hereof, or (B) incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or any options, warrants or other rights to acquire debt securities (in each case, whether, directly or indirectly, on a contingent basis or otherwise) or enter into any interest rate or currency swaps, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, other than (1) borrowings under Allergan’s or its Subsidiaries’ existing credit facilities (as in effect as of the date hereof) or credit facilities incurred in compliance with this Section 5.1(b)(viii)(B) in accordance with the terms thereof and commercial paper arrangements backstopped thereby, (2) intercompany indebtedness among Allergan and its wholly owned Subsidiaries or among Allergan’s wholly owned Subsidiaries, (3) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness of Allergan or any of its Subsidiaries set forth in Section 5.1(b)(viii) of the

Allergan Disclosure Schedule, which indebtedness is (a) (i) prepayable or redeemable at any time (subject to customary notice requirements) without penalty (other than customary eurocurrency rate breakage) or (ii) on terms (including, with respect to tenor, that the tenor of such indebtedness does not exceed the tenor of the indebtedness being replaced, renewed, extended, refinanced or refunded at the time it was originally incurred) that are substantially consistent with those contained in the indebtedness being replaced, renewed, extended, refinanced or refunded (other than with respect to the interest rate applicable thereto, which shall be on commercially reasonable terms) and (b) not in a principal amount greater than such indebtedness being replaced, renewed, extended, refinanced or refunded or, in the case of any “revolving” credit facility, the aggregate amount that may be incurred under the credit agreement governing such indebtedness being replaced, renewed, extended, refinanced or refunded (as in effect as of the date hereof), (4) guarantees of third party indebtedness of Allergan or its wholly owned Subsidiaries outstanding on the date hereof or otherwise incurred in compliance with this Section 5.1(b)(viii)(B) and (5) entry by Allergan or its Subsidiaries into interest rate or currency swaps, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, in each case in the ordinary course of business consistent with past practice;

(ix)    create or incur any Lien (other than a Permitted Lien) on any material assets or properties other than (A) Liens created or incurred in the ordinary course of business consistent with past practice, (B) pursuant to non-exclusive licenses or (C) Liens that may be discharged at or prior to the Completion;

(x)    other than in connection with any matter to the extent specifically permitted by any other subclause of Section 5.1(b) or by Section 5.1 of the Allergan Disclosure Schedule (A) enter into any Allergan Material Contract other than in the ordinary course of business consistent with past practice (except that no Allergan Material Contract that is a collaboration agreement, product license agreement, joint venture or similar strategic partnership containing exclusivity or non-competition restrictions of the type described in Section 6.1(A)(t)(i)(C) shall be entered into) or (B) terminate, renew, extend or in any material respect modify or amend (including waiving, releasing or assigning any material right or claim thereunder) any Allergan Material Contract, other than in the ordinary course of business consistent with past practice (except that no Allergan Material Contract that is a collaboration agreement, product license agreement, joint venture or similar strategic partnership containing exclusivity or non-competition restrictions of the type described in Section 6.1(A)(t)(i)(C) shall be terminated, renewed, extended or in any material respect modified or amended);

(xi)    [reserved];

(xii)    except as required by the terms of an Allergan Benefit Plan as in effect on the date hereof, (A) grant (or increase the value of) any change in control, equity or equity-based awards, or severance, termination or similar pay, to (or amend any existing arrangement with) any current or former director, officer, employee or individual independent contractor of Allergan or any of its Subsidiaries (each, a “Covered Individual”), (B) enter into any employment, deferred compensation or other similar agreement (or any extension of, or amendment to, any such existing agreement) with any Covered Individual at global grade level 16 or above, (C) establish, adopt, enter into, amend or terminate any Allergan Benefit Plan (or any plan, program, policy, scheme, trust, fund, practice, agreement or arrangement that would be an

Allergan Benefit Plan if in effect on the date hereof) (including any union or works council agreement), provided that, notwithstanding this clause (C), Allergan and its Subsidiaries may (I) enter into or make amendments to such Allergan Benefit Plans and labor agreements in the ordinary course of business consistent with past practice that neither contravene the other covenants set forth in this Section 5.1(b)(xii) nor materially increase the annual cost to Allergan of maintaining the affected Allergan Benefit Plans or other plan, trust, fund policy, practice, agreement or agreement or arrangement which would, if in effect as of the date of this Agreement, constitute an Allergan Benefit Plan, (II) enter into third party contracts for the provision of services to such Allergan Benefit Plans, including benefit administration, that will not materially increase the annual cost to Allergan of maintaining the affected Allergan Benefit Plan or other plan, trust, fund policy, practice, or agreement or arrangement, and (III) enter into (x) employment agreements with employees in the U.S. terminable on less than thirty (30)-days’ notice without penalty or liability and (y) employment agreements with employees in non-U.S. jurisdictions that are terminable without any liability beyond the minimum required by applicable Law, in each case, in the ordinary course of business consistent with past practice and only with respect to any Covered Individual below global grade level 16, (D) increase (except as expressly permitted by Section 5.1(b)(xii) of the Allergan Disclosure Schedule), or accelerate the payment, vesting or funding of, the incentive, equity or equity-based awards, bonus opportunity or other compensation payable under any Allergan Benefit Plan or otherwise, (E) hire or terminate (other than for “cause”) any individual who would be upon hire (or is at the time of termination) at global grade level 16 or above, or (F) pay or provide any compensation or benefit to any Covered Individual at global level grade 16 or above, other than the continued payment of compensation and the continued provision of existing benefits in the ordinary course of business consistent with past practice;

(xiii)    make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of Allergan, advisable under) a change in GAAP or applicable Law or SEC Policy;

(xiv)    [reserved];

(xv)    (A) make, change or revoke any material Tax election; (B) change the annual Tax accounting period of any material Subsidiary; (C) adopt or change any material method of Tax accounting; (D) enter into any material closing agreement with respect to Taxes; or (E) settle or surrender any material Tax claim, audit or assessment for an amount in excess of reserves therefor on the financial statements of Allergan and its Subsidiaries; provided that no term of such settlement or surrender would be reasonably expected to materially increase the Tax liability of AbbVie, Allergan or their respective Subsidiaries following the Closing;

(xvi)    settle or compromise, or propose to settle or compromise, any Action involving or against Allergan or any of its Subsidiaries (including any Action involving or against any officer or director of Allergan or any of its Subsidiaries in their capacities as such, but excluding any Action, audit, claim or other proceeding in respect of Taxes), other than any settlement or compromise (or proposed settlement or compromise) that (A)(i) does not involve or otherwise relate to, directly or indirectly, any current or former Allergan Product or any current or former material Owned Intellectual Property or material Licensed Intellectual Property, (ii) is for an amount not to exceed $10 million individually or $50 million in the aggregate, and (iii) does not involve any material non-monetary relief, including anything that would restrict the operation or conduct of Allergan or any of its Subsidiaries in any material respect (or, following Completion, of AbbVie or any of its Subsidiaries in any material respect) or (B) solely involves matters in which Allergan and each of its Subsidiaries party thereto (if any) is a plaintiff; provided that, notwithstanding anything to the contrary in the foregoing, in no case shall Allergan or any of its Subsidiaries settle any Action set forth on Section 7.1(e) of the Allergan Disclosure Schedule without the prior written consent of AbbVie; or

(xvii)    agree, commit or propose to do any of the foregoing.

Section 5.2    Conduct of Business by AbbVie.

(a)    From the date of this Agreement until the earlier of the Completion and valid termination of this Agreement pursuant to and in accordance with Article 9, except (A) as prohibited or required by applicable Law, (B) as set forth in Section 5.1 of the AbbVie Disclosure Schedule, or (C) as otherwise required or expressly contemplated by this Agreement, without Allergan’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), AbbVie shall not, and shall cause each of its Subsidiaries not to:

(i)    amend AbbVie’s or Acquirer Sub’s Organizational Documents in any manner that would prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated hereby (including the Acquisition); provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of AbbVie or to create a new series of capital stock of AbbVie shall in no way be restricted by the foregoing;

(ii)    acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, or otherwise purchase, lease, license or otherwise enter into a transaction, in each case that would prohibit or delay beyond the End Date the consummation of the transactions contemplated hereby (including the Acquisition);

(iii)    declare, set aside or pay any dividend or make any other distribution payable in cash, stock, property or any combination thereof in respect of any Equity Securities, other than (A) the declaration and payment by AbbVie of quarterly cash dividends on the outstanding AbbVie Shares in an amount per quarter not to exceed $1.07 per outstanding AbbVie Share (as such amount may be increased in a manner consistent with past practice by AbbVie) with the timing of the declaration, record and payment dates in any given quarter materially consistent with the timing of the declaration, record and payment dates for the comparable quarter in the prior fiscal year, and (B) dividends or distributions by a Subsidiary of AbbVie to AbbVie or a wholly owned Subsidiary of AbbVie;

(iv)    split, combine or reclassify any of its capital stock, except for any such transaction by a wholly owned Subsidiary of AbbVie which remains a wholly owned Subsidiary after consummation of such transaction; or

(v)     agree, commit or propose to do the foregoing.

Section 5.3    Non-Solicitation.

(a)    No Solicitation or Negotiation. Subject to any actions which Allergan is required to take so as to comply with the requirements of the Takeover Rules, from the date of this Agreement until the earlier of Effective Time and the valid termination of this Agreement pursuant to and in accordance with Article 9, except as otherwise set forth in this Section 5.3, Allergan shall not, and it shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and it shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i)    solicit, initiate or take any action to knowingly facilitate or knowingly encourage (including by way of furnishing information to any Person in connection with) the submission of any Allergan Alternative Proposal or any indication, proposal or inquiry that would reasonably be expected to lead to an Allergan Alternative Proposal;

(ii)    enter into or participate in any discussions or negotiations with, furnish any information relating to Allergan or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of Allergan or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that would reasonably be expected to seek to make, or has made, an Allergan Alternative Proposal (except to notify such Person as to the existence of the provisions of this Section 5.3);

(iii)    (A) withdraw or qualify, amend or modify in any manner adverse to AbbVie, the Scheme Recommendation or the recommendation contemplated by Section 3.6(c), if applicable, (B) fail to include the Scheme Recommendation in the Scheme Document or the Proxy Statement, (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Allergan Alternative Proposal or (D) fail to reaffirm the Scheme Recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act with regard to an Allergan Alternative Proposal or in connection with such action by the close of business on the 10th Business Day after the commencement of such Allergan Alternative Proposal under Rule 14e-2(a) (any of the foregoing in this clause (iii), an “Allergan Change of Recommendation”);

(iv)    take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under applicable Law inapplicable to any Third Party or any Allergan Alternative Proposal; or

(v)    enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other agreement providing for or relating to an Allergan Alternative Proposal (other than an Allergan Alternative Proposal NDA).

Nothing contained herein shall prevent the Allergan Board from (x) complying with Rule 14e-2(a) under the Exchange Act with regard to an Allergan Alternative Proposal, so long as any action taken or statement made to so comply is consistent with this Section 5.3(a) or (y) making any required disclosure to the Allergan Shareholders if the Allergan

Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with applicable Law; provided that any Allergan Change of Recommendation involving or relating to an Allergan Alternative Proposal may only be made in accordance with the provisions of Section 5.3(b), Section 5.3(c), Section 5.3(d) and Section 5.3(e). For clarity, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute an Allergan Change of Recommendation.

Additionally, Allergan shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Allergan Alternative Proposal or with respect to any indication, proposal or inquiry that could reasonably be expected to lead to an Allergan Alternative Proposal. Allergan will promptly (and in each case within 72 hours from the date of this Agreement) request from each Person (and such Person’s Representatives) that has executed a confidentiality agreement during the last eighteen months in connection with its consideration of making an Allergan Alternative Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Allergan or any of its Subsidiaries and shall promptly (and in each case within 72 hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Person.

(b)    Responding to Allergan Alternative Proposals. Notwithstanding Section 5.3(a), if at any time prior to the receipt of the Allergan Shareholder Approval (the “Allergan Approval Time”) (and in no event after the Allergan Approval Time), the Allergan Board receives a written Allergan Alternative Proposal made after the date hereof which has not resulted from a breach in any material respect of this Section 5.3, the Allergan Board, directly or indirectly through its Representatives, may (i) contact the Third Party that has made such Allergan Alternative Proposal in order to ascertain facts or clarify terms for the sole purpose of the Allergan Board informing itself about such Allergan Alternative Proposal and such Third Party, and (ii) (x) engage in negotiations or discussions with any such Third Party that has made such an unsolicited written Allergan Alternative Proposal, (y) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to Allergan or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable in the aggregate to Allergan than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to AbbVie for informational purposes (such confidentiality agreement, the “Allergan Alternative Proposal NDA”); provided that all such non-public information (to the extent that such information has not been previously provided or made available to AbbVie) is provided or made available to AbbVie, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party; provided, further, that prior to and as a condition of taking any actions described in this clause (ii), the Allergan Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Allergan Alternative Proposal either constitutes or could reasonably be expected to lead to an Allergan Superior Proposal.

(c)    Notice. Allergan shall notify AbbVie promptly (but in any event within 48 hours) if any Allergan Alternative Proposal or any indication, proposal or inquiry by a Third Party that would reasonably be expected to make an Allergan Alternative Proposal, is received by Allergan. Each such notice shall be provided in writing and shall identify the Third Party making, and, to the extent applicable, the material terms and conditions (including price) of, any such Allergan Alternative Proposal, indication, proposal or inquiry. Following such initial notice, Allergan shall keep AbbVie reasonably informed, on a reasonably current basis, of any material changes in the status and details of any such Allergan Alternative Proposal, indication, proposal or inquiry and shall promptly (but in no event later than 24 hours after receipt) provide to AbbVie copies of all material correspondence and written materials sent or provided by or to Allergan or any of its Subsidiaries (or any of its or their respective Representatives) that describes any terms or conditions of any Allergan Alternative Proposal. Neither Allergan nor any of its Subsidiaries will enter into any agreement with any Person which prohibits Allergan from providing any information to AbbVie in accordance with, or otherwise complying with, this Section 5.3.

(d)    Fiduciary Exception to Allergan Change of Recommendation Provision. Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.3(e), prior to the Allergan Approval Time (and in no event after the Allergan Approval Time), the Allergan Board may (A) make an Allergan Change of Recommendation, or (B) terminate this Agreement in accordance with Section 9.1(a)(ii)(B) in order to substantially concurrently enter into a definitive agreement providing for an Allergan Superior Proposal if (x) in the case of such an action taken in connection with an Allergan Alternative Proposal, the Allergan Alternative Proposal has not been withdrawn and the Allergan Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Allergan Alternative Proposal constitutes an Allergan Superior Proposal, or (y) in the case of an Allergan Change of Recommendation contemplated by clause (A) above involving or relating to an Allergan Intervening Event (and not involving any Allergan Alternative Proposal), the Allergan Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary duties under applicable Law.

(e)    Last Look. The Allergan Board and Allergan, as applicable, shall not take any of the actions contemplated by Section 5.3(d) unless prior to taking such action (i) Allergan has notified AbbVie, in writing at least three Business Days before taking such action, that Allergan intends to take such action, which notice attaches, in the case of an Allergan Change of Recommendation pursuant to Section 5.3(d)(A) in response to an Allergan Superior Proposal or the termination of this Agreement pursuant to Section 5.3(d)(B) and Section 9.1(a)(ii)(B), the most current version of each proposed Contract providing for or related to such Allergan Superior Proposal (including any Contract relating to financing or expense reimbursement) and the identity of the Third Party(ies) making the Allergan Superior Proposal or, in the case of an Allergan Intervening Event, a reasonably detailed description of the facts relating to such Allergan Intervening Event, (ii) if requested by AbbVie, during such three Business Day period, Allergan and its Representatives shall have discussed and negotiated in good faith with AbbVie (to the extent that AbbVie desires to so discuss or negotiate) regarding any proposal by AbbVie to amend the terms of this Agreement in response to such Allergan Superior Proposal or other potential Allergan Change of Recommendation and (iii) after such three Business Day period, the Allergan Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account any proposal by AbbVie to amend the terms of this Agreement, that in the case of any such action in connection with an Allergan Alternative Proposal, such Allergan Alternative Proposal continues to constitute an Allergan Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Allergan Superior Proposal, a new written notification from Allergan consistent with that described in clause (i) of this Section 5.3(e) shall be required, and a new notice period under clause (i) of this Section 5.3(e) shall commence, during which notice period Allergan shall be required to comply with the requirements of this Section 5.3(e) anew, except that such new notice period shall be for two Business Days (as opposed to three Business Days)). After delivery of such written notice pursuant to this Section 5.3(e), Allergan shall promptly inform AbbVie of all material developments affecting the material terms of any such Allergan Superior Proposal and shall promptly provide AbbVie with copies of any additional written materials received or sent that are material to such Allergan Superior Proposal.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.1    Allergan Representations and Warranties.    (A) Subject to Section 10.8 and except as disclosed (i) in any publicly available Allergan SEC Document filed prior to the date hereof or (ii) in the disclosure schedule delivered by Allergan to AbbVie immediately prior to the execution of this Agreement (the “Allergan Disclosure Schedule”), Allergan represents and warrants to AbbVie as follows:

(a)    Qualification, Organization, Subsidiaries, etc. Allergan is duly incorporated and validly existing under the Laws of Ireland. Allergan has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted. Allergan is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect. Prior to the date of this Agreement, Allergan has made available to AbbVie true and complete copies of the Memorandum and Articles of Association of Allergan (the “Allergan Memorandum and Articles of Association”).

(b)    Subsidiaries.

(i)    Each Subsidiary of Allergan is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under applicable Law of such Subsidiary’s jurisdiction of incorporation or organization, as applicable) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect.

(ii)    All of the outstanding Equity Securities of each Subsidiary of Allergan have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under applicable Law of such Subsidiary’s jurisdiction of incorporation or organization, as applicable) and are owned by Allergan or one of its wholly-owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under applicable Law or under the organizational documents of such Subsidiary).    Except for the Equity Securities of its Subsidiaries, Allergan does not own, directly or indirectly, any capital stock or other Equity Securities of any Person.

(c)    Capitalization.

(i)    The authorized capital of Allergan consists of 1,000,000,000 Allergan Shares, 10,000,000 Allergan Preferred Shares and 40,000 deferred ordinary shares of €1.00 each. As of June 21, 2019 (the “Allergan Capitalization Date”), there were outstanding (A) (x) 327,823,649 Allergan Shares (excluding any Allergan Restricted Stock Awards), (y) no Allergan Preferred Shares, and (z) no deferred ordinary shares of €1.00 each, (B) Allergan Options to purchase an aggregate of 6,342,839 Allergan Shares, (C) 2,861,395 Allergan Shares were subject to outstanding Allergan RSU Awards (other than Allergan PSU Awards), (D) no Allergan Shares were subject to outstanding Allergan Restricted Stock Awards, (E) 482,892 Allergan Shares were subject to outstanding Allergan PSU Awards, determined assuming performance was achieved at 130% of target, and (F) 19,799,855 additional Allergan Shares were reserved for issuance pursuant to the Allergan Share Plans. Except as set forth in this Section 6.1(A)(c)(i) and for changes since the Allergan Capitalization Date resulting from (x) the exercise or vesting and settlement of Allergan Equity Awards outstanding on such date (in accordance with their existing terms in effect as of the date hereof) or issued on or after such date to the extent permitted by Section 5.1 or (y) the issuance of Equity Securities of Allergan on or after the date hereof to the extent permitted by Section 5.1, there are no issued, reserved for issuance or outstanding Equity Securities of Allergan.

(ii)    All outstanding Equity Securities of Allergan have been, and all Equity Securities that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Allergan owns any Equity Securities of Allergan. There are no outstanding bonds, debentures, notes or other indebtedness of Allergan having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Allergan have the right to vote. As of the date of this Agreement, there are no outstanding obligations of Allergan or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Allergan or its Subsidiaries. Neither Allergan nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Equity Securities of Allergan.

(iii)    As of the date hereof, Allergan has made available to AbbVie a true and complete list, as of the Allergan Capitalization Date, of all outstanding Allergan Equity Awards, including, the date of grant, the type of the award, the vesting schedule, whether subject to performance conditions, the number of Allergan Shares subject to such type of award (based on the aggregate number of shares granted on the grant date and vesting on the applicable vesting date), and, for Allergan Options, the applicable exercise price. As of the Allergan Capitalization Date, the aggregate amount of any accrued but unpaid dividend equivalent rights relating to outstanding Allergan Equity Awards was $3,131,885.66.

(d)    Corporate Authority Relative to this Agreement; No Violation.

(i)    Allergan has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject to receipt of the Allergan Shareholder Approval, to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby (including the Acquisition) and thereby have been duly and validly authorized by the Allergan Board and, except for (A) the Allergan Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, and the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of Allergan are necessary to authorize the consummation of the transactions contemplated hereby (including the Acquisition) and pursuant to the Expenses Reimbursement Agreement. On or prior to the date hereof, the Allergan Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Allergan and the Allergan Shareholders and adopted a resolution to make, subject to Section 5.3 and to the obligations of the Allergan Board under the Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Section 3.6(c). This Agreement has been duly and validly executed and delivered by Allergan and, assuming this Agreement constitutes the valid and binding agreement of the AbbVie Parties, constitutes the valid and binding agreement of Allergan, enforceable against Allergan in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general equitable principles, whether considered in a proceeding at law or equity (together, (x) and (y), “Equitable Exceptions”).

(ii)    The execution, delivery and performance by Allergan of this Agreement and the Expenses Reimbursement Agreement and the consummation by Allergan of the transactions contemplated hereby (including the Acquisition) and thereby require no action by or in respect of, Clearances of, or Filings with, any Governmental Entity other than (A) compliance with the provisions of the Act, (B) compliance with the Takeover Panel Act and the Takeover Rules, (C) compliance with any applicable requirements of the HSR Act, (D) compliance with and Filings under any Antitrust Laws of any non-U.S. jurisdictions, (E) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NYSE, and (F) any other actions, Clearances or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect.

(iii)    The execution, delivery and performance by Allergan of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby (including the Acquisition) and thereby do not and will not (A) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Allergan, (B) assuming compliance with the matters referred to in Section 6.1(A)(d)(ii) and receipt of the Allergan Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any applicable Law, (C) assuming compliance with the matters referred to in Section 6.1(A)(d)(ii) and receipt of the Allergan Shareholder Approval, require any Clearance or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Allergan or any of its Subsidiaries is entitled under, any provision of any Allergan Permit or any Contract binding upon Allergan or any of its Subsidiaries or any Clearance (including Clearances required by Contract) affecting, or relating in any way to, the assets or business of Allergan and its Subsidiaries, or (D) result in the creation or imposition of any Lien on any asset of Allergan or any of its Subsidiaries, except, in the case of each of clauses (B) through (D), as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect.

(e)    Reports.

(i)    Allergan has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Allergan since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Allergan SEC Documents”). No Subsidiary of Allergan is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(ii)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Allergan SEC Documents filed or furnished prior to the date of this Agreement complied, and each Allergan SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement, that the representation and warranty set forth in Section 6.2(j) is true and correct) will comply, in all material respects with the applicable requirements of NYSE, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.

(iii)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Allergan SEC Document filed or furnished prior to the date of this Agreement did not, and each Allergan SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement, that the representation and warranty set forth Section 6.2(j) is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iv)    Allergan is, and since January 1, 2017 has been, in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of NYSE.

(v)    Allergan and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Allergan, including its consolidated Subsidiaries, is made known to Allergan’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole, such disclosure controls and procedures are effective in timely alerting Allergan’s principal executive officer and principal financial officer to material information required to be included in Allergan’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(vi)    Allergan and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”) designed to provide reasonable assurance regarding the reliability of Allergan’s financial reporting and the preparation of Allergan’s financial statements for external purposes in accordance with GAAP. Allergan’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Allergan’s auditors and the audit committee of the Allergan Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Allergan’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(vii)    Since January 1, 2017, each of the principal executive officer and principal financial officer of Allergan (or each former principal executive officer and principal financial officer of Allergan, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NYSE, and the statements contained in any such certifications are true and complete in all material respects as of the date on which they were made.

(f)    Financial Statements.

(i)    The audited consolidated financial statements and unaudited consolidated interim financial statements of Allergan included or incorporated by reference in the Allergan SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of Allergan and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of Allergan and its Subsidiaries.

(ii)    Since January 1, 2017 until the date hereof, Allergan has not received written notice from the SEC or any other Governmental Entity indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.

(g)    No Undisclosed Liabilities. There are no liabilities or obligations of Allergan or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of Allergan and its Subsidiaries, other than (i) liabilities or obligations disclosed and provided for in Allergan’s consolidated balance sheet (or the notes thereto) as of March 31, 2019 (the “Allergan Balance Sheet”), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Allergan Balance Sheet, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Allergan SEC Documents.

(h)    Compliance with Law; Permits.

(i)    Allergan and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with all applicable Laws, except for failures to be in compliance as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole.

(ii)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole, Allergan and each of its Subsidiaries hold all consents, clearances, permits, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, approvals and orders of any Governmental Entity necessary for the operation of its respective businesses, other than Allergan Regulatory Permits (the “Allergan Permits”). Allergan and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with the terms of the Allergan Permits, except for failures to be in compliance as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole. There is no Action pending, or, to the knowledge of Allergan, threatened, that seeks or would reasonably be expected to result in (nor is there, to the knowledge of Allergan, any existing condition, situation or set of circumstances that would reasonably be expected to result in) the revocation, cancellation, termination, non-renewal or adverse modification of any Allergan Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole.

(i)    Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect:

(i)    no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, proceeding or investigation (including a review) is pending or, to the knowledge of Allergan, threatened by any Governmental Entity or other Person relating to Allergan or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(ii)    Allergan and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(iii)    to Allergan’s knowledge, as of the date hereof, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in AbbVie or any of its Subsidiaries incurring any liability or obligation pursuant to any applicable Environmental Laws.

(j)    Employee Benefit Plans.

(i)    Section 6.1(A)(j)(i) of the Allergan Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Allergan Benefit Plan.

(ii)    Except with respect to an Allergan Benefit Plan listed on Section 6.1(A)(j)(i) of the Allergan Disclosure Schedule, neither Allergan nor any of its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to (or has any obligation to contribute to), or has any current or contingent liability or obligation under or with respect to any multiemployer plan, as defined in Section 3(37) of ERISA, any plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA (each, a “Title IV Plan”), or any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar welfare benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Allergan or any of its Subsidiaries or any of their respective survivors, dependents or beneficiaries or any other Person (other than coverage mandated by applicable Law for which the covered Person pays the full cost of coverage). Except as specifically described in Section 6.1(A)(j)(ii) of the Allergan Disclosure Schedule, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect with respect to each Title IV Plan: (A) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three years, or, to the knowledge of Allergan, is expected to occur whether as a result of the transactions contemplated by this Agreement or otherwise; (B) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (C) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (D) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (E) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (F) no liability under Title IV of ERISA has been incurred by Allergan, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full; (G) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA; (H) to the knowledge of Allergan, no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA; and (I) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan.

(iii)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect, each Allergan Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service and, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued.

(iv)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect: (A) each Allergan Benefit Plan has been established, maintained, funded, and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code; (B) no Action (other than routine claims for benefits) is pending or, to Allergan’s knowledge, is threatened against, with respect to any Allergan Benefit Plan; (C) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Allergan Benefit Plan; (D) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Allergan Benefit Plan and the requirements of applicable Law; (E) all Allergan Benefit Plans that are required to be funded are fully funded, and amounts have been accrued for any unfunded Allergan Benefit Plans to the extent required under applicable international accounting standards; (F) no events have occurred with respect to any Allergan Benefit Plan that would reasonably be expected to result in the assessment of any excise Taxes or penalties against Allergan or any of its Subsidiaries; and (G) neither Allergan nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(v)    With respect to each Covered Individual, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or together with any other event), directly or indirectly: (A) result in any payment or benefit (including any bonus, retention, severance, retirement or job security payment or benefit or otherwise) or (B) accelerate the time of payment or vesting or trigger any payment or obligation to fund (through a grantor trust or otherwise) or otherwise set aside assets to secure to any extent any compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Allergan Benefit Plan or otherwise.

(vi)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any amount paid or payable by Allergan or any of its Subsidiaries that could, individually or with any other such payment, be classified as an “excess parachute payment” within the meaning of Section 280G of the Code not deductible by Allergan or any of its Subsidiaries under Section 280G of the Code or result in any excise Tax on any Covered Individual under Section 4999 of the Code. Neither Allergan nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person, including under Section 409A or 4999 of the Code.

(vii)    Each Allergan Benefit Plan that constitutes a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained, in form and operation, in all material respects in accordance with all applicable requirements of Section 409A of the Code and all applicable guidance of the Department of Treasury and Internal Revenue Service. No amount under any Allergan Benefit Plan is subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(k)    Absence of Certain Changes or Events.

(i)    From the date of the Allergan Balance Sheet through the date hereof, the business of Allergan and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

(ii)    Since the date of the Allergan Balance Sheet until the date hereof, there has not been any event, effect, development, occurrence or change that has had, or would reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect.

(l)    Investigations; Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Allergan, threatened against or affecting Allergan, any of its Subsidiaries, any present or former officers, directors or employees of Allergan or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of Allergan or any of its Subsidiaries, before (or, in the case of threatened Actions, that would be before) any Governmental Entity (i) that has been or would reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole or (ii) that would in any manner challenge or seek to prevent, enjoin or alter any of the other transactions contemplated hereby. As of the date hereof, there is no Order outstanding or, to the knowledge of Allergan, threatened against or affecting Allergan, any of its Subsidiaries, any present or former officers, directors or employees of Allergan or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of Allergan or any of its Subsidiaries, that has been or would reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole or that would prevent, enjoin or materially delay any of the other transactions contemplated hereby.

(m)    Information Supplied. The information relating to Allergan and its Subsidiaries to be contained in the Scheme Document, the Proxy Statement and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Scheme Document and the Proxy Statement (and any amendment or supplement thereto) is first proposed to Allergan Shareholders and at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document and any related documents for which the Allergan Directors are responsible under the Takeover Rules and any related filings for which the Allergan Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Section 6.1(A)(m), no representation or warranty is made by Allergan with respect to information or statements made or incorporated by reference in the Scheme Document or the Proxy Statement which were not supplied by or on behalf of Allergan.

(n)    Regulatory Matters.

(i)    Except for such failures to hold, be valid and in full force and effect or be in compliance with (as applicable) as have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole, (A) each of Allergan and its Subsidiaries holds all Allergan Regulatory Permits; (B) all Allergan Regulatory Permits are valid and in full force and effect; and (C) since January 1, 2017, Allergan and its Subsidiaries have been in compliance with the terms of all Allergan Regulatory Permits. As of the date hereof, there is no Action pending, or, to the knowledge of Allergan, threatened that seeks, or, to the knowledge of Allergan, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Allergan Regulatory Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole.

(ii)    Neither Allergan nor any of its Subsidiaries are party to any material corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, corrective action plans, or similar agreements, obligations, or Orders with or imposed by any Governmental Entity.

(iii)    All pre-clinical and clinical investigations in respect of an Allergan Product conducted or sponsored by Allergan or any of its Subsidiaries are currently being, and since January 1, 2017 until the date hereof have been, conducted in compliance with all applicable Laws administered, issued or enforced by the applicable Allergan Regulatory

Agencies, including (A) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, and (B) any applicable international, federal, state and provincial applicable Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole.

(iv)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, since January 1, 2017 until the date hereof, neither Allergan nor any of its Subsidiaries has received any written notice from the FDA or any other Allergan Regulatory Agency which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any of Allergan Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Allergan Regulatory Agency.

(v)    Since January 1, 2017 until the date hereof, all reports, documents, claims, permits, notices, and other Filings required to be filed, maintained or furnished to the FDA or any other Allergan Regulatory Agency by Allergan or any of its Subsidiaries have been so filed, maintained or furnished in accordance with the applicable requirements related thereto, except where failure to file, maintain or furnish such reports, documents, claims, permits, notices, or Filings has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole. All such reports, documents, claims, permits, notices, and Filings were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent Filing). Since January 1, 2017, neither Allergan nor any of its Subsidiaries, nor, to the knowledge of Allergan, any officer, employee, agent or distributor of Allergan or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Allergan Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Allergan Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Allergan or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Allergan Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole.

(vi)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole, since January 1, 2017, neither Allergan nor any of its Subsidiaries, nor any officer, director, “managing employee” (as such term is defined in 42 C.F.R § 1001.2), employee, or, to the knowledge of Allergan, agent or distributor of Allergan or any of its Subsidiaries: (A) has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law applicable in other jurisdictions in which material quantities of any of the Allergan Products are sold or intended by Allergan to be sold; or (B) has been excluded from participation in any

Governmental Healthcare Program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any Governmental Healthcare Program under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Law or program.

(vii)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole, each Allergan Product is being or since January 1, 2017 has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws administered, issued, or enforced by the applicable Allergan Regulatory Agencies, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no Action pending or, to the knowledge of Allergan, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Allergan Product by Allergan or any of its Subsidiaries of any applicable Allergan Regulatory Law, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole.

(viii)    Since January 1, 2017 until the date hereof, neither Allergan nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Allergan Product, other than notices or actions that are not, individually or in the aggregate, material to Allergan and its Subsidiaries, taken as a whole. To the knowledge of Allergan, there are no facts as of the date hereof with respect to any applicable Law of any applicable Allergan Regulatory Agencies which are reasonably likely to cause, and neither Allergan nor any of its Subsidiaries has received any written notice from the FDA or any other Allergan Regulatory Agency since January 1, 2017 until the date hereof regarding, (i) the recall, market withdrawal or replacement of any Allergan Product sold or intended to be sold by Allergan or its Subsidiaries (other than recalls, withdrawals or replacements that are not material to Allergan or its Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material change in the labeling of any such Allergan Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Allergan Products, or (iv) a material negative change in reimbursement status of an Allergan Product.

(ix)    Since January 1, 2017, Allergan and its Subsidiaries have been in compliance in all material respects with all applicable Healthcare Laws. Allergan and its Subsidiaries maintain a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1 in all material respects. There are no outstanding compliance complaints or reports, ongoing internal compliance investigations, or outstanding compliance corrective actions, except where such complaints, reports, investigations, or corrective actions have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole.

(o)    Tax Matters.

(i)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect: (A) all Tax Returns that are required to be filed by or with respect to Allergan or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete; (B) Allergan and its Subsidiaries have, within the time and manner prescribed by applicable Law, paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of Allergan and its Subsidiaries; (C) all Taxes due and payable by Allergan or any of its Subsidiaries have been adequately provided for, in accordance with GAAP, in the financial statements of Allergan and its Subsidiaries for all periods ending on or before the date of such financial statements; (D) during the last three years, no claim has been made in writing by a Tax Authority in a jurisdiction where any of Allergan or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction; (E) there are no liens for Taxes upon any property or assets of Allergan or any of its Subsidiaries, except for Permitted Liens; (F) no Tax Authority has asserted, or threatened in writing to assert, a Tax liability in connection with an audit or other administrative or court proceeding involving Taxes of Allergan or any of its Subsidiaries; and (G) neither Allergan or any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement or arrangement solely between or among Allergan and/or one or more of its Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes), or has any liability for Taxes of any Person (other than Allergan or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(ii)    None of Allergan or any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b), or any similar provision of state, local or non-U.S. Law.

(iii)    Since January 1, 2017 to the date hereof, neither Allergan nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(l)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(iv)    Allergan is, and at all times since its formation has been, properly treated as a foreign corporation for U.S. federal income Tax purposes.

(v)    As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means any and all taxes (including customs duties or fines), fees, levies, imposts, duties or other similar assessments in the nature of a tax, imposed by or payable to any federal, state, provincial, local or non-U.S. Tax Authority, and includes all U.S. federal, state, local and non- U.S. gross or net income, gain, profits, windfall profits, franchise, gross receipts, estimated, capital, documentary, transfer, ad valorem, premium, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment compensation, social security, disability, use, property, unclaimed property, withholding or backup withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect thereto, (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) filed or required to be filed with a Tax Authority relating to Taxes, including all attachments thereto and any amendments or supplements thereof and (C) the term “Tax Authority” means any Governmental Entity responsible for the assessment, collection or enforcement of laws relating to Taxes (including the United States Internal Revenue Service (the “IRS”) and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency).

(p)    Labor Matters.

(i)    No member of the Allergan Group is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or binding understanding with a labor union, labor organization, works council, or similar employee representative. No member of the Allergan Group is or, since January 1, 2017, has been subject to a labor dispute, strike or work stoppage except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect. To the knowledge of Allergan, there are and, since January 1, 2017, there have been no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Allergan Group, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect.

(ii)    The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to any employees of the Allergan Group, except for where the failure to obtain any such consent or make any such advance notifications (A) has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect or (B) would not materially delay or frustrate the consummation of the transactions contemplated hereby (including the Acquisition).

(q)    Intellectual Property.

(i)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole: (1) none of the registrations (including patents, trademarks and copyrights, and material domain name registrations) and applications for registration for Owned Intellectual Property or for material Licensed Intellectual Property that is exclusively licensed to Allergan or any of its Subsidiaries (the “Allergan Registered IP”) has lapsed, expired, or been abandoned, and (2) no Allergan Registered IP or other Allergan Intellectual Property has been adjudged invalid or unenforceable, and, to the knowledge of Allergan, all Allergan Intellectual Property is subsisting, and no Allergan Registered IP is invalid or unenforceable.

(ii)    Except for such failures of each of the following clauses (i) through (iii) to be true and correct as have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole, (i) Allergan and its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to the Owned Intellectual Property and hold all of their right, title and interest in and to all of the Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by Allergan or one of its Subsidiaries in the ordinary course of business and other Permitted Liens), (ii) to the knowledge of Allergan, the Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of Allergan and its Subsidiaries as currently conducted, and (iii) to the knowledge of Allergan, there exist no material restrictions on the use of any of the Owned Intellectual Property.

(iii)    Except for such failures of each of the following clauses (i) through (iii) to be true and correct as have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group taken as a whole, (i) to the knowledge of Allergan, neither Allergan nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Allergan, threatened against or affecting Allergan or any of its Subsidiaries (A) alleging that Allergan or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of Allergan or any of its Subsidiaries in any of Allergan Intellectual Property (including any challenges to the validity, enforceability, registerability, ownership or use of any Allergan Intellectual Property, other than in the ordinary course of applying for patents or trademarks), and (iii) to the knowledge of Allergan, no Third Party has infringed, misappropriated, diluted or otherwise violated any Allergan Intellectual Property.

(iv)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect, (i) Allergan and its Subsidiaries have provided reasonable notice of their privacy and personal data collection and use policies on their websites and other customer and public communications and Allergan and its Subsidiaries have complied with such policies and all applicable Laws relating to (A) the privacy of the users of Allergan’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, storage, processing or disclosure of any personally-identifiable information (including personal health information) and other data or information collected, processed or stored by or on behalf of Allergan or any of its Subsidiaries, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Allergan, threatened against Allergan or any of its Subsidiaries alleging any violation of such policies or applicable Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby (including the Acquisition) will violate any such policy or applicable Laws, and (iv) Allergan and its Subsidiaries have taken reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 6.1(A)(q)(iv) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of Allergan, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

(v)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect, (i) Allergan’s IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits Allergan and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) Allergan and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of Allergan’s IT Assets (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of Allergan’s IT Assets (or any data or other information or transactions stored or contained therein or processed or transmitted thereby).

(r)    Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect, (i) Allergan and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of Allergan or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which Allergan or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Equitable Exceptions, a valid and binding obligation of Allergan or a Subsidiary of Allergan (as the case may be) and, to the knowledge of Allergan, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against Allergan or its Subsidiaries (as the case may be) and, to the knowledge of Allergan, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Allergan or any of its Subsidiaries of any of the provisions thereof), (iii) neither Allergan nor any of its Subsidiaries, nor, to the knowledge of Allergan, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) neither Allergan nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.

(s)    Required Vote of Allergan Shareholders. The Allergan Shareholder Approval is the only vote of holders of Equity Securities of Allergan which is required to consummate the transactions contemplated hereby.

(t)    Material Contracts.

(i)    Section 6.1(A)(t)(i) of the Allergan Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts (other than any Allergan Benefit Plan) to which Allergan or any of its Subsidiaries is a party or by which it is bound (each such Contract required to be so listed, and each of the following types of Contracts (other than any Allergan Benefit Plan) described below to which Allergan or any of its Subsidiaries becomes a party or by which it otherwise becomes bound after the date of this Agreement, an “Allergan Material Contract”):

(A)    each (i) acquisition or divestiture Contract (including any Contracts pursuant to which any member of the Allergan Group has transferred or agreed to transfer ownership of any Intellectual Property) and (ii) license (including any in-license or out-license and any sublicense), collaboration agreement or similar or equivalent Contract, that, in the case of each of clauses (i) and (ii), (x) has a maximum potential value (or which otherwise requires the receipt or making of payments) in excess of $100 million (including pursuant to any “earn-out,” contingent value rights, milestone payments, license fees, royalty payments, development costs or other contingent payment or value obligations), (y) involves the issuance of any Equity Securities of Allergan or any of its Subsidiaries to a Third Party following the date of this Agreement or (z) grants to any Person (other than any member of the Allergan Group) any right of first refusal, right of first negotiation, right of first offer, option to purchase, option to license, or any other similar rights with respect to any Allergan Product or any material Intellectual Property of Allergan;

(B)    any Contract with any Governmental Entity that is material to Allergan and its Subsidiaries, taken as a whole, and involving or that would reasonably be expected to involve payments to or from any Governmental Entity in an amount having a maximum potential value in excess of $100 million;

(C)    any Contract that (x) limits or purports to limit, in any material respect, the freedom of Allergan or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of AbbVie or any of its Affiliates to take such actions after the Effective Time, (y) contains exclusivity or “most favored nation” obligations or restrictions that restrict or purport to restrict Allergan or any of its Subsidiaries in any material respect or that would so limit or purport to limit AbbVie or any of its Affiliates after the Effective Time, (z) contains any other provisions materially restricting or purporting to materially restrict the ability of Allergan or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, test or research any Allergan Products through third parties or that would so limit or purport to limit AbbVie or any of its Affiliates after the Effective Time;

(D)    any Contract relating to third party indebtedness for borrowed money in excess of $100 million (whether incurred, assumed, guaranteed or secured by any asset) of Allergan or any of its Subsidiaries;

(E)    any Contract restricting Allergan or any of its Subsidiaries from (x) the payment of dividends (y) the making of distributions to shareholders or (z) the ability to repurchase or redeem Equity Securities;

(F)    any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development or other similar agreement, which is material to the Allergan Group, taken as a whole;

(G)    any Contracts or other transactions with any (A) executive officer or director of Allergan, or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner;

(H)    any Contract involving the settlement of any Action or threatened Action (or series of related Actions) (A) which (x) will involve payments by Allergan or any of its Subsidiaries after the date hereof, or involved such payments, in excess of $100 million or (y) will impose, or imposed, materially burdensome monitoring or reporting obligations by Allergan or any of its Subsidiaries outside the ordinary course of business or material restrictions on Allergan or any Subsidiary of Allergan (or, following the Completion, on AbbVie or any Subsidiary of AbbVie) or (B) which impose material restrictions on the use of any material Intellectual Property other than, in the case of this clause (B), the granting of non-exclusive licenses or sublicenses or the granting of exclusive licenses in connection with the settlement of ANDA-related litigation in the ordinary course of business;

(I)    any stockholders, investors rights, registration rights or similar agreements or arrangements with respect to the Equity Securities of Allergan or any of its Subsidiaries; and

(J)    any other Contract required to be filed by Allergan pursuant to Item 601(b)(10) of Regulation S-K.

(ii)    All of the Allergan Material Contracts are, subject to the Equitable Exceptions, (A) valid and binding obligations of Allergan or a Subsidiary of Allergan (as the case may be) and, to the knowledge of Allergan, each of the other parties thereto, and (B) in full force and effect and enforceable in accordance with their respective terms against Allergan or its Subsidiaries (as the case may be) and, to the knowledge of Allergan, each of the other parties thereto, in each case of (A) and (B), except for such Allergan Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Allergan or any of its Subsidiaries of any of the provisions thereof, and except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect. To the knowledge of Allergan, as of the date hereof, no Person is seeking to terminate or challenging the validity or enforceability of any Allergan Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect. Neither Allergan nor any of its Subsidiaries, nor, as of the date hereof, to the knowledge of Allergan, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date hereof neither Allergan nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Allergan Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect. Allergan has made available to AbbVie true and complete copies of each Allergan Material Contract as in effect as of the date hereof.

(u)    Insurance. Allergan and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Allergan reasonably believes, based on past experience, is adequate for the businesses and operations of Allergan and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect, (i) all insurance policies and fidelity bonds for which Allergan or any of its Subsidiaries is a policyholder or which cover the business, operations, employees, officers, directors or assets of Allergan or any of its Subsidiaries as of the date hereof (the “Allergan Insurance Policies”) (A) are sufficient for compliance by Allergan and its Subsidiaries with all Allergan Material Contracts, and (B) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated hereby (including the Acquisition) and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Acquisition) do not and will not constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Allergan or any of its Subsidiaries is entitled under, any provision of the Allergan Insurance Policies.

(v)    Opinion of Financial Advisor. The Allergan Board has received the opinion of J.P. Morgan Securities LLC, financial advisor to Allergan, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Scheme Consideration to be paid to the Allergan Shareholders pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be delivered promptly to AbbVie after the date hereof for informational purposes only.

(w)    Finders or Brokers. Except for J.P. Morgan Securities LLC, there is no investment banker, broker or finder who might be entitled to any fee or commission from Allergan or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(x)    FCPA and Anti-Corruption.

(i)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole, neither Allergan nor any of its Subsidiaries, nor any director, manager or employee of Allergan or any its Subsidiary has, since January 1, 2014 in connection with the business of Allergan or any of its Subsidiaries, itself or, to the Allergan’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Allergan or any Subsidiary of Allergan, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).

(ii)    Neither Allergan nor any of its Subsidiaries nor, to the knowledge of Allergan, any director, manager or employee of Allergan or any Allergan Subsidiary, are, or since January 1, 2014 have been, subject to any actual or pending or, to the knowledge of Allergan, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Allergan or any of its Subsidiaries in any way relating to applicable Bribery Legislation, including the FCPA.

(iii)    Allergan and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Allergan and each of its Subsidiaries as required by the FCPA.

(iv)    Allergan and each of its Subsidiaries has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(v)    To the knowledge of Allergan, no officer, director, or employee of Allergan or any of its Subsidiaries is a Government Official.

(vi)    Except for such failures of each of the following clauses (A) through (C) to be true and correct as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Allergan Group, taken as a whole, none of Allergan or any of its Subsidiaries, nor any of their respective directors, managers or employees (A) is a Sanctioned Person, (B) has, since January 1, 2014, engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Allergan or any of its Subsidiaries in violation of applicable Sanctions Law or (C) has, since January 1, 2014, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Allergan, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

(y)    Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Allergan Memorandum and Articles of Association is, or at the Effective Time will be, applicable to AbbVie or any of its respective Subsidiaries, the Acquisition or the Scheme.

(z)    Transactions with Affiliates. To the knowledge of Allergan and as of the date of this Agreement, since January 1, 2017, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Allergan SEC Documents filed prior to the date hereof.

(aa)    No Ownership of AbbVie Shares. Neither Allergan nor any of its Subsidiaries beneficially owns, directly or indirectly, any AbbVie Shares or other securities convertible into, exchangeable for or exercisable for AbbVie Shares, and neither Allergan nor any of its Subsidiaries has any rights to acquire any AbbVie Shares (other than any such securities owned by Allergan or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no voting trusts or other agreements or understandings to which Allergan or any of its Subsidiaries is a party with respect to the voting of the capital or capital stock or other Equity Securities of Allergan or any of its Subsidiaries.

(B)    No Other Representations. Except for the representations and warranties made by Allergan in Section 6.1(A) (as qualified by the applicable items disclosed in the Allergan Disclosure Schedule in accordance with Section 10.8 and the introduction to this Section 6.1), neither Allergan nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Allergan or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Allergan or its Subsidiaries or any other matter furnished or provided to AbbVie or made available to AbbVie in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby (including the Acquisition). Allergan and its Subsidiaries disclaim any other representations or warranties, whether made by Allergan or any of its Subsidiaries or any of their respective Affiliates or Representatives. AbbVie acknowledges and agrees that, except for the representations and warranties made by Allergan in Section 6.1(A) (as qualified by the applicable items disclosed in the Allergan Disclosure Schedule in accordance with Section 10.8 and the introduction to Section 6.1(A)), neither Allergan nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Allergan or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Allergan or its Subsidiaries or any other matter furnished or provided to AbbVie or made available to AbbVie in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. AbbVie specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Allergan and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Nothing in this Section 6.1(B) shall be construed as a waiver (or an admission of non-reliance with respect to) any claims based on fraud.

Section 6.2    AbbVie Representations and Warranties. (A) Subject to Section 10.8 and except as disclosed (i) in any publicly available AbbVie SEC Document filed prior to the date hereof, or (ii) in the disclosure schedule delivered by AbbVie to Allergan immediately prior to the execution of this Agreement (the “AbbVie Disclosure Schedule”), each of AbbVie and Acquirer Sub jointly and severally represent and warrant to Allergan as follows:

(a)    Qualification, Organization, Subsidiaries, etc. Each AbbVie Party is a legal entity duly organized, validly existing and in good standing under the laws of the of its jurisdiction of organization. Each AbbVie Party has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted. Each AbbVie Party is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect. Prior to the date of this Agreement, AbbVie has made available to Allergan true and complete copies of the Organizational Documents of each of AbbVie and Acquirer Sub, in each case, as in effect on the date of this Agreement.

(b)    Capital Stock.

(i)    The authorized capital stock of AbbVie consists of 4,000,000,000 AbbVie Shares and 200,000,000 AbbVie Preferred Shares. As of June 21, 2019 (the “AbbVie Capitalization Date”), there were outstanding (A) (x) 1,478,365,231 AbbVie Shares and (y) no AbbVie Preferred Shares, (B) options to purchase AbbVie Shares (“AbbVie Options”) with respect to an aggregate of 6,848,750 AbbVie Shares (of which, AbbVie Options with respect to 5,011,093 AbbVie Shares were exercisable), (C) 8,190,538 restricted stock units (“AbbVie Restricted Stock Units”), (D) no restricted stock awards (“AbbVie RSAs”), and (E) 2,400,713 performance based awards (“AbbVie Performance Awards”) (together with AbbVie Options, AbbVie Restricted Stock Units, AbbVie RSAs and any other equity or equity-linked awards granted after June 21, 2019, “AbbVie Equity Awards”). The AbbVie Shares to be issued as part of the Scheme Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive rights. Except as set forth in this Section 6.2(A)(b)(i) and for changes since the AbbVie Capitalization Date resulting from the exercise or vesting and settlement of AbbVie Equity Awards outstanding on such date (in accordance with their existing terms in effect as of the date hereof) or issued as set forth in Section 6.2(A)(b)(i) of the AbbVie Disclosure Schedule, there are no issued, reserved for issuance or outstanding Equity Securities of AbbVie. There are no outstanding bonds, debentures, notes or other indebtedness of AbbVie having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of AbbVie have the right to vote. As of the date of this Agreement, there are no outstanding obligations of AbbVie or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of AbbVie or its Subsidiaries.

(ii)    All of the issued and outstanding Equity Securities of Acquirer Sub is, and at the Effective Time will be, owned, directly or indirectly, by AbbVie, and there are no other Equity Securities of Acquirer Sub. Acquirer Sub has not held any assets, engaged in any activities or conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Acquisition and the other transactions contemplated by this Agreement.

(c)    Corporate Authority Relative to this Agreement; No Violation.

(i)    Each of AbbVie and Acquirer Sub has all requisite corporate power and authority to enter into this Agreement and, with respect to AbbVie, the Expenses Reimbursement Agreement and to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby (including the Acquisition) and thereby have been duly and validly authorized by the AbbVie Board and, except for the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of AbbVie or Acquirer Sub are necessary to authorize the consummation of the transactions contemplated hereby (including the Acquisition) and pursuant to the Expenses Reimbursement Agreement. This Agreement has been duly and validly executed and delivered by AbbVie and Acquirer Sub and, assuming this Agreement constitutes the valid and binding agreement of Allergan, constitutes the valid and binding agreement of AbbVie and Acquirer Sub, enforceable against AbbVie and Acquirer Sub in accordance with its terms, subject to the Equitable Exceptions.

(ii)    The execution, delivery and performance by AbbVie and Acquirer Sub of this Agreement and the Expenses Reimbursement Agreement (in the case of AbbVie and the consummation by AbbVie and Acquirer Sub of the transactions contemplated hereby (including the Acquisition) and thereby require no action by or in respect of, Clearances of, or Filings with, any Governmental Entity other than (A) compliance with the provisions of the Act, (B) compliance with the Takeover Panel Act and the Takeover Rules, (C) compliance with any applicable requirements of the HSR Act, (D) compliance with and Filings under any Antitrust Laws of any non-U.S. jurisdictions, (E) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NYSE, and (F) any other actions, Clearances or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect.

(iii)    Assuming compliance with the Scheme, the Act and any directions or orders of the High Court, the execution, delivery and performance by AbbVie and Acquirer Sub of this Agreement and the Expenses Reimbursement Agreement (in the case of AbbVie) and the consummation of the transactions contemplated hereby (including the Acquisition) and thereby do not and will not (A) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of AbbVie or Acquirer Sub, (B) assuming compliance with the matters referred to in Section 6.2(A)(c)(ii), contravene, conflict with or result in any violation or breach of any provision of any applicable Law, (C) assuming compliance with the matters referred to in Section 6.2(A)(c)(ii), require any Clearance or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which AbbVie or any of its Subsidiaries is entitled under, any provision of any AbbVie Permit or any Contract binding upon AbbVie or any of its Subsidiaries or any Clearance (including Clearances required by Contract) affecting, or relating in any way to, the assets or business of AbbVie and its Subsidiaries, (D) result in the creation or imposition of any Lien on any asset of

AbbVie or any of its Subsidiaries, except, in the case of each of clauses (B) through (D), as has not had and would not reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect.

(d)    Reports.

(i)    AbbVie has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by AbbVie since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “AbbVie SEC Documents”). No Subsidiary of AbbVie is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(ii)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each AbbVie SEC Document filed or furnished prior to the date of this Agreement did not, and each AbbVie SEC Document filed or furnished subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iii)    AbbVie is, and since January 1, 2017 has been, in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of NYSE.

(iv)    AbbVie and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to AbbVie, including its consolidated Subsidiaries, is made known to AbbVie’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the AbbVie Group, taken as a whole, such disclosure controls and procedures are effective in timely alerting AbbVie’s principal executive officer and principal financial officer to material information required to be included in AbbVie’s periodic and current reports required under the Exchange Act.

(v)    AbbVie and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurance regarding the reliability of AbbVie’s financial reporting and the preparation of AbbVie’s financial statements for external purposes in accordance with GAAP. AbbVie’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to AbbVie’s auditors and the audit committee of the AbbVie Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect AbbVie’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(e)    No Undisclosed Liabilities. There are no liabilities or obligations of AbbVie or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of AbbVie and its Subsidiaries, other than (i) liabilities or obligations disclosed and provided for in AbbVie’s consolidated balance sheet (or the notes thereto) as of March 31, 2019 (the “AbbVie Balance Sheet”), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the AbbVie Balance Sheet, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the AbbVie SEC Documents.

(f)    Financial Statements. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of AbbVie included or incorporated by reference in the AbbVie SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of AbbVie and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of AbbVie and its Subsidiaries.

(g)    Compliance with Law; Permits. AbbVie and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with all applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect.

(h)    Absence of Certain Changes or Events. From March 31, 2019 through the date hereof, there has not been any event, effect, development, occurrence or change that has had, or would reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect.

(i)    Investigations; Litigation. As of the date hereof, there is no Action pending or, to the knowledge of AbbVie, threatened against or affecting AbbVie, any of its Subsidiaries, any present or former officers, directors or employees of AbbVie or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of AbbVie or any of its Subsidiaries, before (or, in the case of threatened Actions, that would be before) any Governmental Entity (i) that has been or would reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect or (ii) that would in any manner challenge or seek to prevent, enjoin or alter any of the other transactions contemplated hereby. As of the date hereof, there is no Order outstanding or, to the knowledge of AbbVie, threatened against or affecting AbbVie, any of its Subsidiaries, any present or former officers, directors or employees of AbbVie or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of AbbVie or any of its Subsidiaries, that has been or would reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect.

(j)    Information Supplied. The information provided by and relating to AbbVie and its Subsidiaries to be contained in the Scheme Document, the Proxy Statement and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Scheme Document and the Proxy Statement (and any amendment or supplement thereto) is first proposed to Allergan Shareholders and at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

(k)    Opinion of Financial Advisor. The AbbVie Board has received the opinion of Morgan Stanley & Co. LLC, financial advisor to AbbVie, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Scheme Consideration to be paid to the Allergan Shareholders pursuant to this Agreement is fair, from a financial point of view, to AbbVie.

(l)    Financing. At the Effective Time, AbbVie and Acquirer Sub will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable AbbVie and Acquirer Sub to make all required payments payable at the Effective Time in connection with the transactions contemplated under this Agreement, including the payment of expenses and fees. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the AbbVie Parties under this Agreement, including their obligations to consummate the Completion, are not conditioned in any manner upon the AbbVie Parties obtaining the Financing or any other financing.

(B)    No Other Representations. Except for the representations and warranties made by AbbVie in Section 6.2(A) (as qualified by the applicable items disclosed in the AbbVie Disclosure Schedule in accordance with Section 10.8 and the introduction to Section 6.2(A)), neither AbbVie nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of AbbVie or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding AbbVie or its Subsidiaries or any other matter furnished or provided to Allergan or made available to Allergan in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby (including the Acquisition). AbbVie and its Subsidiaries disclaim any other representations or warranties, whether made by AbbVie or any of its Subsidiaries or any of their respective Affiliates or Representatives. Allergan acknowledges and agrees that, except for the representations and warranties made by AbbVie in Section 6.2(A) (as qualified by the applicable items disclosed in the AbbVie Disclosure Schedule in accordance with Section 10.8 and the introduction to Section 6.2(A)), neither AbbVie nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of AbbVie or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding AbbVie or its Subsidiaries or any other matter furnished or provided to Allergan or made available to Allergan in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Allergan specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that AbbVie and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Nothing in this Section 6.2(B) shall be construed as a waiver (or an admission of non-reliance with respect to) any claims based on fraud.

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1    Access to Information; Confidentiality; Notices of Certain Events.

(a)    Upon reasonable notice, Allergan shall, and shall cause its Subsidiaries to, afford to AbbVie, its Subsidiaries and its and their respective Representatives and Financing Sources, reasonable access during normal business hours, during the period from the date of this Agreement to the earlier of Completion and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article 9, to (i) its and its Subsidiaries’ properties, contracts, commitments and books and records and (ii) all other information not made available pursuant to clause (i) of this Section 7.1(a) concerning its and its Subsidiaries’ businesses, properties and personnel as AbbVie may reasonably request (in the case of each of clause (i) and (ii), in a manner so as to not unreasonably interfere with the normal business operations of Allergan or any of its Subsidiaries). During such period described in the immediately preceding sentence, upon reasonable notice and subject to applicable Law and during normal business hours, Allergan shall instruct its pertinent Representatives to reasonably cooperate with AbbVie in its review of any such information provided or made available pursuant to the immediately preceding sentence. No information or knowledge obtained in any review or investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by Allergan pursuant to this Agreement.

(b)    Without limiting the generality of Section 7.1(a), during the period from the date of this Agreement to the earlier of the Completion and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article 9, Allergan agrees to, and to cause its Subsidiaries to, (i) reasonably assist and reasonably cooperate with AbbVie and its Subsidiaries to facilitate the post-Completion integration of Allergan and its Subsidiaries with AbbVie and its Subsidiaries (including, at the request of AbbVie from time to time, reasonably assisting and cooperating with AbbVie and its Subsidiaries in the planning and development of a post-Completion integration plan), and (ii) provide reasonable access to key personnel identified by AbbVie to facilitate AbbVie’s efforts with respect to the post-Completion retention of such key personnel.

(c)    Notwithstanding anything to the contrary in this Section 7.1 or Section 7.2, neither Allergan nor any of its respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with AbbVie, in each case if and to the extent such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client privilege with respect to such information, or (ii) would contravene any applicable Law or Contract to which Allergan or any of its Subsidiaries is subject or bound; provided that Allergan shall, and shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation of Allergan and its Subsidiaries, taken as a whole, (B) as necessary to comply with any Contract in effect on the date hereof or after the date hereof or with applicable Law and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns, or entering into a joint defense or other arrangement) and to provide such information as to the applicable matter as can be conveyed. Each of Allergan and AbbVie may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1 or Section 7.2 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Allergan or AbbVie, as the case may be) or its legal counsel.

(d)    Each Party shall promptly notify and provide copies to the other Party of the occurrence of any event which would or would reasonably be expected to (A) prevent or materially delay the consummation of the Scheme, the Acquisition or the other transactions contemplated hereby or (B) result in the failure of any Condition; provided, that the delivery of any notice pursuant to this Section 7.1(d) shall not in and of itself (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (ii) update any section of Allergan Disclosure Schedule or AbbVie Disclosure Schedule. A failure of either Party to provide information pursuant to this Section 7.1(d) shall not constitute a breach for purposes of any Condition.

(e)    To the extent permitted by applicable Law and without limiting Allergan’s obligations pursuant to any other provision of this Agreement, with respect to the Actions set forth on Section 7.1(e) of the Allergan Disclosure Schedule, Allergan shall (i) keep AbbVie reasonably informed (on a timely basis) regarding any material developments with respect to such Actions following the date hereof and provide such additional information with respect to such Actions as AbbVie may reasonably request and (ii) consult and cooperate with AbbVie, and consider in good faith AbbVie’s views, as to the strategy, defense and settlement discussions with respect to such Actions. Allergan and AbbVie will operate under this Section 7.1(e) pursuant to a common interest agreement, whereby any information shared pursuant to the foregoing sentence remains subject to the protection of the attorney-client privilege, attorney work product doctrine, common interest privilege, joint defense privilege and any and all other applicable rights, privileges, protections or immunities.

(f)    Until the earlier of Completion and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article 9, Allergan shall, to the extent permitted by applicable Law, (i) promptly provide AbbVie with a copy of all material written correspondence received after the date hereof from the FDA or any similar Governmental Entity concerning any Allergan Product set forth on Section 7.1(f) of the Allergan Disclosure Schedule regarding the (i) withdrawal, suspension, termination, placement on inactive status (including any clinical hold) or revocation of any approval for such Allergan Product, (ii) prohibition or suspension of the supply of such Allergan Product, or (iii) new or expanded investigation, review or inquiry concerning the safety of such Allergan Product.

(g)    The Parties hereby agree that all information provided to them or their respective Representatives pursuant to this Agreement shall be subject to the Confidentiality Agreement.

Section 7.2    Consents and Regulatory Approvals.

(a)    The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)    Subject to the terms and conditions of this Agreement, including Section 7.2(c), each Party shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to achieve satisfaction of the Conditions and to consummate the Acquisition and the other transactions contemplated hereby as promptly as reasonably practicable (and, in each case, no later than the End Date), including using reasonable best efforts to (x) prepare and file as promptly as reasonably practicable with any Governmental Entity or other third party all documentation to effect all Filings (and thereafter make any other required or appropriate submissions) as are necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated hereby, including Allergan and AbbVie each making (A) as promptly as reasonably practicable, but in no event later than 30 days after the date hereof (unless the Parties mutually agree otherwise), an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Acquisition and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act and (B) as promptly as reasonably practicable, any other Filing that is required and advisable under any other Antitrust Law or foreign investment Law, including making all required Filings under the Antitrust Laws in the jurisdictions listed on Section 7.2(b) of the Allergan Disclosure Schedule, (y) obtain prior to the End Date, and thereafter maintain, all Clearances required to be obtained from any Governmental Entity that are necessary and advisable to consummate the Acquisition or other transactions contemplated hereby, and complying with the terms and conditions of each Clearance (including by supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other applicable Antitrust Law or foreign investment Law), and (z) cooperate with the other Parties in their efforts to comply with their obligations under this Agreement, including in seeking to obtain any required Clearances, including defending (but without any obligation to commence)

any Action commenced by any Governmental Entity in connection with the transactions contemplated hereby. In parallel with informal engagement with the European Commission prior to submission of a formal filing for Clearance of the Acquisition under the EC Merger Regulation (“Pre-Notification”), AbbVie shall also promptly engage with the relevant United Kingdom Governmental Entity (the “CMA”), including by submitting a briefing paper (which may be a copy of the first draft filing to the European Commission during Pre-Notification) regarding the Acquisition to the CMA within five (5) Business Days of submission of a first draft filing to the European Commission during Pre-Notification, and by responding promptly and with due consideration to all requests for information from, or for meetings with, the CMA.

(c)    Notwithstanding Section 7.2(b) or anything else in this Agreement to the contrary, nothing in this Agreement or otherwise shall obligate or otherwise require AbbVie, Acquirer Sub or any of their respective Subsidiaries to propose, agree to, commit to or effect any action (or refrain or cause to refrain from taking any action) (including, in each case, any divestiture, hold separate arrangement, licensing of rights, and/or termination, assignment, novation or modification of Contracts (or portions thereof) or other business relationships), restriction, commitment, condition, contingency, contribution, cost, expense, liability, limitation, loss, obligation, payment, requirement or term, with respect to any asset, operation, division, business, product line or business relationship of AbbVie, Allergan or any of their respective Subsidiaries, in each case as a condition to, or in connection with, (i) the expiration or termination of any applicable waiting period relating to the Acquisition under the HSR Act, (ii) obtaining any Clearance under any other applicable Antitrust Laws or foreign investment Laws or (iii) obtaining any other Clearance from a Governmental Entity or otherwise; provided, however, that AbbVie shall, and shall cause its Subsidiaries to, if necessary to resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Acquisition under any Antitrust Law or foreign investment Law commit to or effect (x) a divestiture, sale or license of (or subjecting to any hold-separate order) the assets and business relationships of the Allergan Group relating to the Allergan Products listed on Schedule 7.2(c) of the Allergan Disclosure Schedule (the “Specified Products”), and (y) such other actions (including any divestiture, sale or license of (or subjecting to any hold-separate order)), with respect to any asset, operation, division, business, product line or business relationship of the Allergan Group (and not, for clarity, of AbbVie or any of its Subsidiaries) as would not, individually or in the aggregate, have (if effected) a material impact (with materiality measured relative to a company of the size and scale of the Allergan Group) on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of AbbVie and its Subsidiaries (including Allergan and its Subsidiaries) following Completion (provided, that, for clarity, the impact of the actions contemplated by the foregoing clause (x) shall not be taken into account in assessing any impact under this clause (y)). Notwithstanding anything in this Section 7.2 to the contrary, in no event shall (A) AbbVie or any of its Subsidiaries or Allergan or any of its Subsidiaries be required to agree to take or enter into any action (or refrain from taking any action) which is not conditioned upon, and shall only become effective from and after, the Completion Date, or (B) subject to the last sentence of Section 7.2(d), Allergan or any of its Subsidiaries agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to Clearances under any Antitrust Law or foreign investment Law required to be obtained by the Parties or their respective Subsidiaries in connection with the Acquisition without the prior written consent of AbbVie, but, if requested by AbbVie in writing, Allergan shall, and shall cause its Subsidiaries to, subject to the foregoing clause (A) of this Section 7.2(c), take any such actions to obtain any of the governmental approvals described in this Section 7.2(c).

(d)    Subject to the last sentence of this Section 7.2(d), AbbVie shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and shall have the right to lead all meetings and communications (including any negotiations) with, any Governmental Entity that has authority to enforce any Antitrust Law and (ii) control the defense and settlement of any Action brought by or before any Governmental Entity that has authority to enforce any Antitrust Law; provided, however, that AbbVie shall consult with Allergan and consider in good faith the views and comments of Allergan in connection with the foregoing. AbbVie shall be permitted to pull and refile, on one or more occasions, any filing made under the HSR Act, or any other Antitrust Law, or (without limiting AbbVie’s required efforts to consummate the Acquisition as promptly as reasonably practicable as otherwise set forth in this Section 7.2) enter into a timing agreement with any Governmental Entity in relation to any Antitrust Law, in connection with the Acquisition or any of the other transactions contemplated hereby, provided, that, without the prior written consent of Allergan, no pull and refile shall occur after October 31, 2019. Without limiting AbbVie’s rights with respect to overall strategy and control as set forth in the remainder of this Section 7.2(d), with respect to Specified Products the Parties agree to and shall comply with the provisions set forth on Section 7.2(d) of the Allergan Disclosure Schedule.

(e)    To the extent permitted by applicable Law, Allergan and AbbVie shall, as promptly as reasonably practicable, (i) upon request from a Governmental Entity, furnish to such Governmental Entity, any information or documentation concerning themselves, their Subsidiaries, directors, officers and stockholders information or documentation concerning the Acquisition, the Scheme and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective Representatives to, upon reasonable request, any Governmental Entity, in the case of each of clauses (i) and (ii), in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Entity in connection with the Acquisition, the Scheme or any of the other transactions contemplated hereby or (B) any Governmental Entity investigation, review or approval process.

(f)    Subject to Section 7.2(d), applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement and all other agreements entered into by the Parties, and subject to the proviso at the end of this Section 7.2(f), each of Allergan and AbbVie shall, and each shall cause its Subsidiaries to: (i) (A) as far in advance as reasonably practicable, notify the other party of, and provide the other party with an opportunity to consult with respect to, any Filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Agreement, (B) prior to submitting any such Filing or making any such communication or inquiry, the submitting or making party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party and such other party’s Representatives in connection with any such Filing, communication or inquiry (except HSR filings), and (C) promptly following the submission of such Filing (except HSR filings) or making of such communication or inquiry, provide the other party with a copy of any such Filing or, if in written form, a summary of any communication or inquiry; (ii) as promptly as reasonably practicable following receipt, furnish the other party with a copy of any Filing (except HSR filings) or, if in written form, material or substantive communication or inquiry, it or any of its Subsidiaries receives from any Governmental Entity relating to matters that are the subject of this Agreement; and (iii) coordinate and reasonably cooperate with the other party in exchanging such information and provide such other assistance as the other party may reasonably request in connection with this Section 7.2. Subject to Section 7.2(d), none of Allergan, AbbVie or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, Action (including the settlement of any investigation) or other inquiry regarding the Acquisition or the Scheme unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, allows the other party to participate.

(g)    In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the End Date, the Parties shall use their respective reasonable best efforts to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the End Date). If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the End Date, or (ii) Condition 1 fails to be satisfied, the Parties shall (unless and until this Agreement is validly terminated pursuant to and in accordance with Article 9) take all reasonable actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in subclause (i) or (ii) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

Section 7.3    Directors’ and Officers’ Indemnification and Insurance.

(a)    For a period of not less than six years from the Effective Date, AbbVie shall cause Allergan or any applicable Subsidiary thereof (collectively, the “D&O Indemnifying Parties”), to the fullest extent each such D&O Indemnifying Party is so authorized or permitted by applicable Law, as now or hereafter in effect, to: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time, serving as a director or officer of Allergan or any of its Subsidiaries, or at the request or for the benefit of Allergan or any of its Subsidiaries as a director, trustee or officer of any other entity or any benefit plan maintained by Allergan or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”), as in effect as of the date of this Agreement, in connection with any D&O Claim and any losses, claims, damages, liabilities, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly advance to such D&O Indemnified Party any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the D&O Indemnifying Party’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Law that such D&O Indemnified Party is not entitled to be indemnified. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of Allergan or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives. As used in this Section 7.3: (x) the term “D&O Claim” means any threatened, asserted, pending or completed Action, whether instituted by any Governmental Entity or any other Person, arising out of or pertaining to acts or omissions occurring at or prior to the Effective Time that relate to such D&O Indemnified Party’s duties or service (A) as a director or officer of Allergan or the applicable Subsidiary thereof at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Scheme, the Acquisition and the consummation of the other transactions contemplated hereby (including the Acquisition), including the consideration and approval thereof and the process undertaken in connection therewith) or (B) as a director, trustee or officer of any other entity or any benefit plan maintained by Allergan or any of its Subsidiaries (for which such D&O Indemnified Party is or was serving at the request or for the benefit of Allergan or any of its Subsidiaries) at or prior to the Effective Time; and (y) the term “Claim Expenses” means reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in any D&O Claim for which indemnification is authorized pursuant to this Section 7.3(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party.

(b)    For a period of not less than six years from the Effective Date, AbbVie shall cause the organizational documents of Allergan to contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Organizational Documents of Allergan as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of at least six years from the Effective Date in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, unless any modification or amendment is required by applicable Law (but then only to the extent required by applicable Law). At Allergan’s option and expense, prior to the Effective Time, Allergan may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Acquisition) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of Allergan or any of its Subsidiaries as Allergan’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the annual amount currently paid by Allergan and its Subsidiaries for such insurance (such amount being the “Maximum Premium”). If Allergan fails to obtain such tail policy prior to the Effective Time, AbbVie shall obtain such a tail policy; provided, however, that the premium for such tail policy shall not be required to exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying a premium in excess of the Maximum Premium, AbbVie shall only be required to obtain as much coverage as can be obtained by paying a premium equal to the Maximum Premium. AbbVie and Allergan shall cause any such policy (whether obtained by AbbVie or Allergan) to be maintained in full force and effect, for its full term, and AbbVie shall, following the Effective Time, cause Allergan to honor all its obligations thereunder.

(c)    If AbbVie or Allergan or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of AbbVie or Allergan, as applicable, assume the obligations set forth in this Section 7.3.

(d)    The provisions of this Section 7.3 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 7.3), his or her heirs and his or her personal Representatives, shall be binding on all successors and assigns of AbbVie, and following the Effective Time, Allergan. The exculpation and indemnification provided for by this Section 7.3 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, pursuant to applicable Law or Contract made available to AbbVie prior to the date hereof.

Section 7.4    Employment and Benefit Matters.

(a)    From the date of Completion through the earlier of (i) the second anniversary of the Effective Time, and (ii) December 31, 2021 (or, if shorter, the period of employment of the relevant Allergan Employee) (the “Benefits Continuation Period”), Acquirer Sub shall provide, and AbbVie shall cause Acquirer Sub to provide, to (i) each Allergan Employee a base salary that is no less favorable than the base salary provided to such Allergan Employee immediately prior to the Effective Time, (ii) each Allergan Employee a target annual cash bonus opportunity that is no less favorable than the target annual cash bonus opportunity provided to such Allergan Employee immediately prior to the Effective Time, (iii) an Allergan Employee who is eligible to be selected to receive an annual equity compensation opportunity (inclusive of dividend equivalent rights) as of immediately prior to the Effective Time, pursuant to the ordinary course practices of Allerganas in effect of, and disclosed to AbbVie prior to, the date hereof, shall continue to be eligible to be selected to receive an annual equity compensation opportunity, with a target grant date value that is no less favorable than the target grant date value of the annual equity compensation opportunity (inclusive of dividend equivalent rights) applicable to his or her global grade level, as reflected in the “2019 Long-Term Incentive Targets” schedule provided to AbbVie prior to the date hereof), and AbbVie shall make such grants at the same rate of participation per global grade level as disclosed to AbbVie prior to the date hereof and with the form of the equity compensation opportunity to be determined in AbbVie’s sole discretion, and (iv) to the Allergan Employees as a group, employee benefits that are, in the aggregate, no less favorable than the employee benefits provided to the Allergan Employees under the Allergan Benefit Plans as in effect immediately prior to the Effective Time; provided, that for purposes of determining whether such employee benefits are no less favorable in the aggregate, any defined benefit pension plan benefits, nonqualified deferred compensation, subsidized retiree health or welfare benefits, post-termination health or welfare benefits, and retention or change in control payments or awards shall not be taken into account.

(b)    In addition, Acquirer Sub shall provide, and AbbVie shall cause Acquirer Sub to provide, to each Allergan Employee who experiences a termination of employment during the Benefits Continuation Period, severance benefits that are no less favorable than the severance benefits to which such Allergan Employee would have been entitled upon such a termination of employment under any Allergan Benefit Plan that is a severance plan, policy, program, agreement or arrangement and set forth on Section 7.4(b) of the Allergan Disclosure Schedule (collectively, the “Severance Arrangements”) and in which such Allergan Employee was eligible to participate as of immediately prior to the Effective Time, but only to the extent such Severance Arrangements are set forth on Section 7.4(b) of the Allergan Disclosure Schedule and were furnished to the Buyer prior to the date hereof. For purposes of determining compliance with this Section 7.4(b), only the existing terms of the Severance Arrangements will be taken into account, and any modifications to the Severance Arrangements that are effective after the date hereof but prior to the Effective Time (and are made without AbbVie’s advance written consent) will be disregarded. Notwithstanding anything to the contrary in the foregoing, for each Allergan Employee who is eligible to participate in the Severance Arrangements marked with an asterisk (*) on Section 7.4(b) of the Allergan Disclosure Schedule as of immediately prior to the Effective Time, the protected period under this Section 7.4(b) shall apply to a termination of employment that occurs during the two-year period immediately following the Effective Time.

(c)    For purposes of vesting, eligibility to participate and determining level of benefits under the employee benefit plans of AbbVie providing benefits to any Allergan Employees (the “New Plans”), each Allergan Employee shall be credited with his or her years of service with the Allergan Group and its predecessors before the Effective Time, to the same extent and for the same purpose as such Allergan Employee was entitled, before the Effective Time, to credit for such service under the corresponding Allergan Benefit Plan in which such Allergan Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to (A) any defined benefit pension plan or any retiree or post-termination health or welfare benefits, (B) any benefit plan that is frozen or for which participation is limited to a grandfathered population, (C) any cash- or equity-based compensation arrangements, or (E) to the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service, and provided further that such service shall only be credited to the extent service with AbbVie is credited for similarly situated employees of the AbbVie Group under the New Plans. In addition, and without limiting the generality of the foregoing, (A) each Allergan Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under an Allergan Benefit Plan in which such Allergan Employee had already satisfied any such waiting period and participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Allergan Employee, AbbVie shall use its reasonable best efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)    AbbVie hereby acknowledges that a “change of control” (or similar phrase) within the meaning of any Allergan Benefit Plan will occur at or prior to the Effective Time, as applicable.

(e)    AbbVie and Allergan shall cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Allergan or any Subsidiary of Allergan, or any of their respective bargaining representatives, in accordance with all applicable Laws and works council or other bargaining agreements, if any. Allergan shall satisfy all such obligations prior to the Effective Time.

(f)    AbbVie and Allergan agree to the additional matters set forth in Section 7.4(f) of the Allergan Disclosure Schedule.

(g)    Nothing contained in this Section 7.4 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee of Allergan or any of its Affiliates or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Allergan Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any Allergan Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or Contract, (iii) prohibit or limit the ability of AbbVie or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.

Section 7.5    Stock Exchange Listing; Stock Exchange Delisting.

(a)    AbbVie shall take all necessary action to cause all of the Share Consideration to be issued in the Acquisition to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Effective Date.

(b)    Prior to the Effective Time, each of the Parties shall cooperate with the other Party in taking, or causing to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing of Allergan Shares from the NYSE and the deregistration of Allergan Shares and other securities of Allergan under the Exchange Act as promptly as practicable after the Effective Time; provided that such delisting and deregistration shall not be effective until after the Effective Time.

Section 7.6    AbbVie Board of Directors. AbbVie shall take all necessary action to cause, effective at the Effective Time, (a) the number of members of the AbbVie Board to be increased by two and (b) the vacancies created by the foregoing clause (a) to be filled by two individuals, to be designated by mutual agreement of AbbVie and Allergan prior to the Effective Time, who are each serving as a director of Allergan immediately prior to the Effective Time, and who are independent with respect to AbbVie.

Section 7.7    Financing.

(a)    From and after the date hereof until the earlier of the Completion and the valid termination of this Agreement pursuant to and in accordance with Article 9, in a timely manner so as not to delay the Completion, the AbbVie Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate, no later than the date the Completion is required to occur pursuant to this Agreement, the Financing and obtain the proceeds thereof. The AbbVie Parties shall keep Allergan informed on a reasonably current basis of the status of their efforts to arrange the Financing, including providing Allergan with (i) copies of all executed credit agreements and indentures and any amendments, modifications, replacements or waivers thereto (or notice that such documents have been publicly filed) and (ii) prompt written notice of (A) the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any definitive agreements relating to the Financing, (B) any material breach or material default by any party to such definitive agreements of which any AbbVie Party obtains knowledge, (C) any actual or, to the knowledge of any AbbVie Party, threatened in writing, withdrawal, repudiation, or termination of any of such definitive agreements, or (D) any material dispute or disagreement between or among any parties to such definitive agreements with respect to the obligations to fund the Financing or the amount of the Financing to be funded under such definitive agreements at the Completion; provided that in no event will the AbbVie Parties be under any obligation to disclose any information that is subject to attorney-client or similar privilege (provided that the AbbVie Parties shall use their respective reasonable best efforts to cause any such information to be disclosed in a manner that would not result in the loss of any such privilege).

(b)    Notwithstanding anything contained in this Agreement to the contrary, the AbbVie Parties expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Completion, are not conditioned in any manner upon the AbbVie Parties obtaining the Financing or any other financing.

Section 7.8    Section 16 Matters. Prior to the Effective Time, AbbVie and Allergan shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Allergan Shares (including derivative securities with respect to Allergan Shares) or acquisitions of AbbVie Shares (including derivative securities with respect to AbbVie Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Allergan, or will become subject to such reporting requirements with respect to AbbVie, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9    Financing Cooperation.

(a)    Until the earlier of the Completion and the valid termination of this Agreement pursuant to and in accordance with Article 9, Allergan shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors and other Representatives, including legal and accounting advisors, to use their reasonable best efforts, to provide to AbbVie and its Subsidiaries such assistance as may be reasonably requested by AbbVie in writing that is customary in connection with the arranging, obtaining and syndication of the Financing, including using reasonable best efforts with respect to:

(i)    participating in and assisting with the due diligence, syndication or other marketing of the Financing, including using reasonable best efforts with respect to (A) the participation by members of management of Allergan with appropriate seniority in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, at times and at locations reasonably acceptable to Allergan and upon reasonable notice, (B) assisting with AbbVie’s preparation of customary materials for registration statements, offering documents, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents required in connection with the Financing (collectively, “Marketing Material”) and due diligence sessions related thereto, (C) delivering and consenting to the inclusion or incorporation in any SEC filing related to the Financing of the historical audited consolidated financial statements and unaudited consolidated interim financial statements of Allergan included or incorporated by reference into the Allergan SEC Documents (the “Historical Financial Statements”) and (D) delivering customary authorization letters, management representation letters, confirmations, and undertakings in connection with the Marketing Material (in each case, as applicable, subject to customary confidentiality provisions and disclaimers);

(ii)    timely furnishing AbbVie and its Financing Sources with historical financial and other customary information (collectively, the “Financing Information”) with respect to Allergan and its Subsidiaries as is reasonably requested by AbbVie or its Financing Sources and customarily required in Marketing Material for Financings of the applicable type, including all Historical Financial Statements and other customary information with respect to Allergan and its Subsidiaries (A) of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were incurred by AbbVie and registered on Form S-3 under the Securities Act, including audit reports of annual financial statements to the extent so required (which audit reports shall not be subject to any “going concern” qualifications), or (B) reasonably necessary to permit AbbVie to prepare pro forma financial statements customary for Financings of the applicable type;

(iii)    providing to AbbVie’s legal counsel and its independent auditors such customary documents and other customary information relating to Allergan and its Subsidiaries as may be reasonably requested in connection with their delivery of any customary negative assurance opinions and customary comfort letters relating to the Financing;

(iv)    causing Allergan’s independent auditors to provide customary cooperation with the Financing;

(v)    obtaining the consents of Allergan’s independent auditors to use their audit reports on the audited Historical Financial Statements of Allergan and to references to such independent auditors as experts in any Marketing Material and registration statements and related government filings filed or used in connection with the Financing;

(vi)    obtaining Allergan’s independent auditors’ customary comfort letters and assistance with the accounting due diligence activities of the Financing Sources;

(vii)    causing the Financing to benefit from the existing lender relationships of Allergan and its Subsidiaries;

(viii)    providing documents reasonably requested by AbbVie or the Financing Sources relating to the repayment or refinancing of any indebtedness for borrowed money of Allergan or any of its Subsidiaries to be repaid or refinanced on the Completion Date and the release of related liens and/or guarantees (if any) effected thereby, including customary payoff letters and (to the extent required) evidence that notice of any such repayment has been timely delivered to the holders of such indebtedness, in each case in accordance with the terms of the definitive documents governing such indebtedness (provided that any such notice or payoff letter shall be expressly conditioned on the Completion);

(ix)    procuring consents to the reasonable use of all of Allergan’s logos in connection with the Financing (provided that such logos are used solely in a manner that is not intended to and is not reasonably likely to harm or disparage Allergan or its Subsidiaries or the reputation or goodwill of Allergan or any of its Subsidiaries); and

(x)    providing at least three (3) Business Days in advance of the Completion Date such documentation and other information about Allergan and its Subsidiaries as is reasonably requested in writing by AbbVie at least ten (10) Business Days in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT.

Notwithstanding anything to the contrary in this Section 7.9(a) or Section 7.9(b) below, (A) none of Allergan nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 7.9(a) or Section 7.9(b) below to (i) pay any commitment or other fee or incur any liability (other than third-party costs and expenses that are to be promptly reimbursed by AbbVie upon request by Allergan pursuant to Section 7.9(c)), (ii) execute or deliver any definitive financing documents or any other agreement, certificate, document or instrument, or agree to any change to or modification of any existing agreement, certificate, document or instrument, in each case that would be effective prior to the Completion Date or would be effective if the Completion does not occur (except (x) to the extent required by Section 7.9(b), applicable Allergan Supplemental Indentures, (y) customary officers’ certificates relating to the execution thereof that would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered and (z) the authorization letter and management representation letters delivered pursuant to the clause (i)(D) above), (iii) provide access to or disclose information that Allergan or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of Allergan or any of its Subsidiaries (provided that Allergan shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to cause any such information to be disclosed in a manner that would not result in the loss of any such privilege), (iv) deliver or cause its Representatives to deliver any legal opinion or negative assurance letter (except, in connection with the entry into an Allergan Supplemental Indenture required by Section 7.9(b), Allergan shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to cause counsel to Allergan or its Subsidiaries, as applicable, to deliver a customary opinion of counsel to the trustee under the applicable Indenture that the Allergan Supplemental Indenture amends if such trustee requires an opinion of counsel to Allergan in connection therewith (provided that such opinions would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered)), (v) be an issuer or other obligor with respect to the Financing prior to the Completion, (vi) commence any Allergan Note Offers and Consent Solicitations or (vii) prepare any pro forma financial information or projections, (B) none of the Allergan Board, officers of Allergan, or directors and officers of the Subsidiaries of Allergan shall be required to adopt resolutions or consents approving the agreements, documents or instruments pursuant to which the Financing is obtained or any Allergan Note Offers and Consent Solicitations is consummated (except the execution and delivery of any applicable Allergan Supplemental Indentures), and (C) neither Allergan nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (i) interfere unreasonably with the business or operations of Allergan or its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached by Allergan or any of its Subsidiaries (unless waived by AbbVie), (iii) cause any director, officer or employee or shareholder of Allergan or any of its Subsidiaries to incur any personal liability or (iv) result in a material violation or breach of, or a default under, any material Contract to which Allergan or any of its Subsidiaries is a party, the Organizational Documents of Allergan or its Subsidiaries or any applicable Law. AbbVie shall cause all non-public or other confidential information provided by or on behalf of Allergan or any of its Subsidiaries or Representatives pursuant to this Section 7.9 to be kept confidential in accordance with the Confidentiality Agreement; provided, that Allergan acknowledges and agrees that the confidentiality undertakings that will be obtained in connection with syndication of the Financing will be in a form customary for use in the syndication of acquisition-related debt during a takeover offer period in compliance with the requirements of the Panel and the Takeover Rules.

(b)    Cooperation as to Certain Indebtedness. AbbVie or one or more of its Subsidiaries may (i) commence any of the following: (A) one or more offers to purchase any or all of the outstanding debt issued under the Indentures for cash (the “Offers to Purchase”); or (B) one or more offers to exchange any or all of the outstanding debt issued under the Indentures for securities issued by AbbVie or any of its Affiliates (the “Offers to Exchange”); and (ii) solicit the consent of the holders of debt issued under the Indentures regarding certain proposed amendments to the applicable Indenture (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Allergan Note Offers and Consent Solicitations”); provided that the closing of any such transaction shall not be consummated until the Completion and any such transaction shall be funded using consideration provided by AbbVie. Any Allergan Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by AbbVie and which are permitted by the terms of the applicable Indenture and applicable Laws, including SEC rules and regulations. AbbVie shall consult with Allergan regarding the material terms and conditions of any Allergan Note Offers and Consent Solicitations, including the timing and commencement of any Allergan Note Offers and Consent Solicitations and any tender deadlines. AbbVie shall have provided Allergan with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by AbbVie in the applicable Allergan Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Allergan Note Offers and Consent Solicitations to allow Allergan and its counsel to review and comment on such Debt Offer Documents, and AbbVie shall give reasonable and good faith consideration to any comments made or input provided by Allergan and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, Allergan shall execute a supplemental indenture to the applicable Indenture in accordance with the terms thereof amending the terms and provisions of such Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by AbbVie (each, an “Allergan Supplemental Indenture”); provided that the amendments effected by such supplemental indenture shall not become operative until the Completion. Subject to the second paragraph of Section 7.9(a) above, until the earlier of the Completion and the valid termination of this Agreement pursuant to and in accordance with Article 9 Allergan shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause its and their respective Representatives to use their reasonable best efforts, to provide all reasonable and customary cooperation as may be reasonably requested by AbbVie in writing to assist AbbVie in connection with any Allergan Note Offers and Consent Solicitations (including upon AbbVie’s written request, using reasonable best efforts to cause Allergan’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Allergan Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Allergan Note Offers and Consent Solicitations will be selected and retained by AbbVie, and their fees and out-of-pocket expenses will be paid directly by AbbVie. If, at any time prior to the completion of the Allergan Note Offers and Consent Solicitations, Allergan or any of its Subsidiaries, on the one hand, or AbbVie or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by AbbVie describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of Allergan or its Subsidiaries outstanding under the applicable Indenture. The consummation of any or all of the Allergan Note Offers and Consent Solicitations shall not be a condition to Completion.

(c)    AbbVie shall, promptly upon request by Allergan, reimburse Allergan for all reasonable and documented third-party out-of-pocket costs and expenses (including attorneys’ fees) incurred by Allergan or its Subsidiaries in connection with the cooperation, and shall indemnify and hold harmless Allergan, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses (including attorneys’ fees), interest, judgments and penalties suffered or incurred by them, in connection with this Section 7.9 (other than to the extent resulting from (x) information provided by Allergan or its Subsidiaries in writing in accordance with the terms hereof to the extent such information, as provided, is inaccurate or misleading or (y) Allergan’s or its Subsidiaries’ or Representatives’ willful misconduct or gross negligence, as determined by a final non-appealable judgment of a court of competent jurisdiction), in each case whether or not the Completion is consummated or this Agreement is terminated.

Section 7.10    Transaction Litigation. Subject to the last sentence of this Section 7.10, each of Allergan and AbbVie shall promptly notify the other of any stockholder Actions (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party informed regarding any Transaction Litigation. Other than with respect to any Transaction Litigation where the Parties are adverse to each other, each of Allergan and AbbVie shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other Party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation and shall consider in good faith the other Party’s advice with respect to such Transaction Litigation, and Allergan shall give AbbVie the opportunity to participate in (but not control), at AbbVie’s expense, the defense and settlement of such Transaction Litigation. Prior to the Effective Time, other than with respect to Transaction Litigation where the Parties are adverse to each other, neither Allergan nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of AbbVie (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 7.10, in the event of any conflict with any other covenant or agreement contained in Section 7.2 that expressly addresses the subject matter of this Section 7.10, Section 7.2 shall govern and control.

Section 7.11    Dividends. Each of Allergan and AbbVie shall coordinate with the other on the payment of dividends with respect to Allergan Shares and AbbVie Shares, and the declaration and setting of record dates and payment dates relating thereto, in respect of any calendar quarter so that Allergan Shareholders do not receive dividends on both the Allergan Shares and AbbVie Shares received in the Acquisition in respect of the same calendar quarter or fail to receive a dividend on either Allergan Shares or AbbVie Shares received in the Acquisition in respect of any calendar quarter.

Section 7.12    State Takeover Statutes. Each of AbbVie and Allergan shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction” or “business combination” statute or regulation or other similar state anti-takeover Law, or any similar provision of the Organizational Documents of Allergan or the Organizational Documents of AbbVie, as applicable, is or becomes applicable to the Scheme, the Acquisition or any of the other transactions contemplated hereby, and (b) if any such Law or provision is or becomes applicable to the Scheme, the Acquisition or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Law on the Scheme, the Acquisition or the other transactions contemplated hereby.

Section 7.13    Acquirer Sub. Until the Effective Time, AbbVie shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Acquirer Sub. AbbVie shall take all action necessary to cause Acquirer Sub to perform its obligations under this Agreement and to consummate the Acquisition on the terms and subject to the conditions set forth in this Agreement.

ARTICLE 8

COMPLETION OF ACQUISITION AND MERGER

Section 8.1    Completion.

(a)    Completion Date. Completion shall take place at 9:00 a.m., New York City time, on a date to be selected by AbbVie in consultation with Allergan as promptly as reasonably practicable following, but not later than the third Business Day (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) (other than those Conditions that by their nature are to be satisfied at the Completion Date, but subject to the satisfaction or waiver of such Conditions at the Completion Date) with the exception of Condition 2(iv) (but subject (where applicable) to the satisfaction or waiver (where applicable) of such Condition) or at such other date and/or time as may be mutually agreed to by AbbVie and Allergan in writing, it being agreed that, only if reasonably practicable, Completion shall take place on the date that Condition 2(iii) is satisfied. Completion shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or at such other place as may be mutually agreed to by AbbVie and Allergan in writing.

(b)    On or prior to Completion:

(i)    Allergan shall cause a meeting of the Allergan Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)    the allotment and issue to Acquirer Sub (and/or its respective nominee) in accordance with the Scheme of the number of new shares in the capital of Allergan provided for in the Scheme;

(B)    the removal of the directors of Allergan as AbbVie shall determine; and

(C)    the appointment of such persons as AbbVie may nominate as the directors of Allergan.

(ii)    Allergan shall deliver to AbbVie statements of Allergan Finco Inc., a Delaware corporation, and Allergan Pharma Inc., a Delaware corporation, which meet the requirements of Treasury Regulation Section 1.897-2(h)(1)(i), dated within 30 days prior to the Completion Date, in form and substance reasonably acceptable to AbbVie.

(c)    On or substantially concurrently with the Completion and subject to and in accordance with the terms and conditions of the Scheme:

(i)    in respect of each Allergan Share subject to the Scheme, AbbVie shall pay or cause to be paid the Cash Consideration to the applicable Allergan Shareholder (and/or their nominees);

(ii)    AbbVie shall issue and deliver or cause to be delivered 0.8660 (as it may be adjusted pursuant to Section 8.1(c)(v), the “Exchange Ratio”) of an AbbVie Share (the “Share Consideration” and, together with the Cash Consideration and any cash in lieu of Fractional Entitlements due to an Allergan Shareholder, the “Scheme Consideration”) to the applicable Allergan Shareholder (and/or their nominees), which Share Consideration shall be duly authorized, validly issued, fully paid and non-assessable and free of Liens (other than any restrictions imposed by applicable Law) and pre-emptive rights; provided, however, that no fractions of AbbVie Shares (“Fractional Entitlements”) shall be issued by AbbVie to the Allergan Shareholders under this Section 8.1(c)(ii), and all Fractional Entitlements that would otherwise have been due to any Allergan Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro rata to such Allergan Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled;

(iii)    Allergan shall deliver to AbbVie:

(A)    a certified copy of the resolutions referred to in Section 8.1(b)(i);

(B)    letters of resignation from the directors that are removed from Allergan in accordance with Section 8.1(b)(i)(B) (each such letter to contain an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Allergan or the Allergan Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(C)    share certificates in respect of the aggregate number of shares in the capital of Allergan to be issued to AbbVie (and/or its nominee) in accordance with the Scheme;

(iv)    Allergan shall cause an office copy of the Court Order and a copy of the minute required by Section 86 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme, each of which (in the case of such Court Order, minute and Certificate of Registration) shall be provided by Allergan to AbbVie immediately following Allergan’s receipt thereof; and

(v)    if the Acquisition would otherwise result in the issuance of AbbVie Shares in excess of 19.99% of the AbbVie Shares outstanding immediately prior to the Completion (as reasonably determined by AbbVie) (the “Share Cap”), the Exchange Ratio shall be reduced by the smallest number (rounded to the nearest 0.0001) that causes the total number of AbbVie Shares issuable in the Acquisition to not exceed the Share Cap (the “Exchange Ratio Modification Number”), and the Cash Consideration shall be increased by an amount in cash equal to (x) the Exchange Ratio Modification Number multiplied by (y) the VWAP of the AbbVie Shares.

(d)    Exchange of Allergan Shares.

(i)    Exchange Agent. At or immediately following the Completion, AbbVie shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Allergan Shareholders, (A) certificates or, at AbbVie’s option, evidence of shares in book-entry form representing the aggregate Share Consideration, (B) cash in an amount equal to the aggregate amount of Cash Consideration and (C) cash in an amount equal to the aggregate amount of cash in lieu of Fractional Entitlements due to the Allergan Shareholders. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Allergan Exchange Fund”.

(ii)    Exchange Procedures. As promptly as reasonably practicable after the Effective Time, and in any event within five Business Days after the Effective Time, AbbVie shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Allergan Shares and each holder of record of non-certificated Allergan Shares represented by book-entry shares that is entitled to receive the Scheme Consideration pursuant to Section 8.1(c)(i) a letter of transmittal and instructions for use in receiving payment of the Scheme Consideration. Each holder of record of such Allergan Shares shall be entitled to receive promptly following the Effective Time: (a) the amount of cash payable in respect of the Cash Consideration that such holder has the right to receive pursuant to Section 8.1(c)(i)plus the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Section 8.1(c)(ii) and (b) that number of AbbVie Shares into which such holder’s Allergan Shares were converted pursuant to Section 8.1(c)(ii). No interest shall be paid or shall accrue for the benefit of holders of the Allergan Shares on the Scheme Consideration payable in respect of the Allergan Shares.

(iii)    Termination of Allergan Exchange Fund. Any portion of the Exchange Fund which has not been transferred to the holders of Allergan Shares within twelve months of the Completion Date shall be delivered to AbbVie or its designee(s) promptly upon demand by AbbVie, it being understood that no such delivery shall affect any legal right that an Allergan Shareholder may have to receive the Scheme Consideration.

(iv)    No Liability. None of AbbVie, Acquirer Sub, Allergan or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Scheme Consideration (or dividends or distributions with respect thereto) from the Allergan Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)    Withholding. Notwithstanding anything herein to the contrary, AbbVie, Allergan, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of an Allergan Share subject to the Scheme such amounts as AbbVie, Allergan, the Exchange Agent or such Affiliate is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

ARTICLE 9

TERMINATION

Section 9.1    Termination.

(a)    This Agreement may be terminated and the Acquisition and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Allergan Shareholder Approval (except in the case of Section 9.1(a)(ii)(B) or Section 9.1(a)(iii)(B)):

(i)    by either Allergan or AbbVie:

(A)    if the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the Required EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)    if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(i)(B) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(C)    if the High Court shall decline or refuse to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed (it being agreed that Allergan shall make such an appeal if requested to do so in writing by AbbVie and the counsel appointed by AbbVie and by Allergan agree that doing so is a reasonable course of action);

(D)    if there shall be in effect any (x) Law other than an order, writ, decree, judgment or injunction described in clause (y) (whether or not final or appealable) (excluding any such Antitrust Law of any jurisdiction that is not a jurisdiction listed on Section 7.2(b) of the Allergan Disclosure Schedule) in any jurisdiction of competent authority or (y) final and non-appealable order, writ, decree, judgment, or injunction issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (x) and (y), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Acquisition; provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(i)(D) shall not be available to any Party whose breach of any provision of this Agreement shall have been the primary cause of such Law, order, writ, decree, judgment, or injunction;

(ii)    by Allergan:

(A)    if any AbbVie Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Condition 5(ii) or 5(iii) and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Allergan thereof;

(B)    prior to obtaining the Allergan Shareholder Approval, if (1) in accordance with Section 5.3, the Allergan Board shall have authorized Allergan to terminate this Agreement under this Section 9.1(a)(ii)(B) in response to an Allergan Superior Proposal and (2) substantially concurrently with such termination, a definitive agreement providing for the consummation of such Allergan Superior Proposal is duly executed and delivered by all parties thereto and, prior to or substantially concurrently with such termination, Allergan pays AbbVie any amounts due under the Expenses Reimbursement Agreement (it being understood that, without limiting Allergan’s obligations under the Expenses Reimbursement Agreement, only such costs and expenses for which AbbVie shall have submitted to Allergan in writing a request for such amounts and written invoices or written documentation supporting such request prior to such termination in accordance with the Expenses Reimbursement Agreement shall be due substantially concurrently with such termination);

(iii)    by AbbVie:

(A)    if Allergan shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Condition 4(ii) or 4(iii) and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by AbbVie thereof;

(B)    if, prior to the receipt of the Allergan Shareholder Approval, an Allergan Change of Recommendation shall have occurred; and

(iv)    by mutual written consent of Allergan and AbbVie.

(b)    The valid termination of this Agreement pursuant to and in accordance with Section 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement, in the proviso to Section 9.1(c) and in Section 9.2. Section 7.9(c) and Article 10 (other than Section 10.1 and 10.12) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)    Subject to the proviso in this Section 9.1(c), upon valid termination of this Agreement pursuant to and in accordance with this Article 9, neither Party nor any of its Affiliates or its and their Representatives or shareholders shall have any liability in connection with this Agreement or the Acquisition, other than the obligation of Allergan (if applicable) to pay the AbbVie Reimbursement Payments pursuant to the Expenses Reimbursement Agreement) and the obligation of AbbVie (if applicable) to pay Allergan the Reverse Termination Payment; provided, however, that nothing herein shall release any Party from liability (including any monetary damages or other appropriate remedy) for Willful Breach or for fraud or as provided for in the Confidentiality Agreement.

(d)    For clarity, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

Section 9.2    Certain Effects of Termination.

(a)    In the event of a Specified Termination, then AbbVie shall pay to Allergan $1,250,000,000 (the “Reverse Termination Payment”) in cleared, immediately available funds within three (3) Business Days thereafter; provided, that Allergan shall not be entitled to receive the Reverse Termination Payment if Allergan’s breach of this Agreement shall have been the primary cause of such Specified Termination.

(b)    “Specified Termination” means a valid termination of this Agreement pursuant to:

(i)    Section 9.1(a)(i)(B) if, on the date of such termination, each of the Conditions has been satisfied (other than any of Conditions 3(ii), 3(iii), 3(iv), 3(v) or 3(vi)(d) (which failure to be satisfied, in the case of each of Conditions 3(v) and 3(vi)(d), results pursuant to or in connection with an Antitrust Law in any jurisdiction listed on Section 7.2(b) of the Allergan Disclosure Schedule), or any Condition that by its nature can only be satisfied on the Sanction Date); or

(ii)    Section 9.1(a)(i)(D) pursuant to or in connection with an Antitrust Law in any jurisdiction listed on Section 7.2(b) of the Allergan Disclosure Schedule.

(c)    Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the Acquisition and that the Reverse Termination Payment is not a penalty, but rather is a reasonable amount that will compensate Allergan in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Acquisition, which amount would otherwise be impossible to calculate with precision. In addition, if AbbVie fails to pay in a timely manner the Reverse Termination Payment, then AbbVie shall reimburse Allergan for its reasonable costs and expenses (including disbursements and fees of counsel) incurred in connection with any Action to obtain such payment, together with interest on the Reverse Termination Payment from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE 10

GENERAL

Section 10.1    Announcements. Subject to the requirements of applicable Law or the applicable rules of any securities exchange or Governmental Entity (including the Panel), the Parties shall consult with each other as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme or this Agreement. AbbVie and Allergan shall each give the other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law or the applicable rules of any securities exchange or Governmental Entity (including the Panel). For clarity, the provisions of this Section 10.1 do not apply to any announcement, document or publication in connection with an Allergan Alternative Proposal, Allergan Superior Proposal or an Allergan Change of Recommendation or any amendment to the terms of the Scheme proposed by AbbVie that would effect an increase in the Scheme Consideration whether before or after an Allergan Change of Recommendation.

Section 10.2    Notices.

(a)    Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent in writing (including facsimile or email transmission, the receipt of which is confirmed), to the Party to be served as follows:

(i)    if to AbbVie, to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064-6400

Attention: Laura J. Schumacher, Vice Chairman, External Affairs and Chief Legal Officer

Facsimile: (847) 935-3294

with copy to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022

Email:	eric.schiele@kirkland.com
jonathan.davis@kirkland.com
Fax:	(212) 446-4900
Attention:	Eric Schiele, P.C.
Jonathan L. Davis, P.C.

and

McCann FitzGerald
Riverside One, Sir John Rogerson’s Quay
Dublin 2, D02 X576, Ireland

Email:	stephen.fitzsimons@mccannfitzgerald.com
david.byers@mccannfitzgerald.com
Fax:	(+353) 1 829 0010
Attention:	Stephen FitzSimons
David Byers

(ii)    if to Allergan, to:

Allergan plc

Clonshaugh Business and Technology Park,

Coolock, Dublin, D17 E400, Ireland

Fax:	(862) 261-8223
Attention:	Executive Vice President, Chief Legal Officer and Corporate Secretary

with copy to:

Allergan plc
5 Giralda Farms
Madison, New Jersey 07940

Fax:	(862) 261-8223
Attention:	Executive Vice President, Chief Legal Officer and Corporate Secretary

and

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, NY 10019
Fax: (212) 403-2000

Email:	ARBrownstein@wlrk.com
IKirman@wlrk.com
ETetelbaum@wlrk.com
Attention:	Andrew R. Brownstein, Esq.
Igor Kirman, Esq.
Elina Tetelbaum, Esq.

and

Arthur Cox

Ten Earlsfort Terrace

D02 T380, Dublin, Ireland

Fax: (+353) 1 920 1020

Email:	geoff.moore@arthurcox.com
cian.mccourt@arthurcox.com
john. barrett@arthurcox.com
Attention:	Geoff Moore
Cian McCourt
John Barrett

or such other postal or email address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Section 10.2.

(iii)    All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (addressee’s local time) on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 10.3    Assignment. Neither Party shall assign all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party; provided that AbbVie may assign any or all of its rights and obligations hereunder, in whole or from time to time in part, to one or more of its Subsidiaries and Acquirer Sub may assign its rights and obligations hereunder, in whole or from time to time in part, to any other wholly owned Subsidiary of AbbVie (provided, that the prior consent in writing has been obtained from the Panel in respect of each such assignment), but no such assignment shall relieve AbbVie or Acquirer Sub, as applicable, of its obligations hereunder.

Section 10.4    Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

Section 10.5    Amendment. No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Allergan Shareholders, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Allergan Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law. Notwithstanding anything to the contrary herein, this Section 10.5, Sections 10.13(c) and 10.13(d), Section 10.14 and Section 10.15 may not be amended, supplemented, waived or otherwise modified in any manner adverse to the Financing Sources without the prior written consent of such Financing Sources party to any definitive agreement relating to the Financing (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 10.5 and shall be entitled to the protections of the provisions contained in this Section 10.5 as if they were a party to this Agreement).

Section 10.6    Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement, the Rule 2.5 Announcement and any documents delivered by AbbVie and Allergan in connection herewith (including the AbbVie Disclosure Schedule and the Allergan Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between AbbVie and Allergan with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

Section 10.7    Inadequacy of Damages. The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at Law (i) for any breach of any of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Section 9.1, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Subject to Section 9.1(c), the Parties further agree that (x) by seeking the remedies provided for in this Section 10.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (y) nothing contained in this Section 10.7 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.7 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any action pursuant to this Section 10.7 or anything contained in this Section 10.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 10.8    Disclosure Schedule References and SEC Document References.

(a)    The Parties agree that each section or subsection of the Allergan Disclosure Schedule or the AbbVie Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Allergan Disclosure Schedule or the AbbVie Disclosure Schedule, as applicable. The Parties further agree that (other than with respect to any items disclosed in Section 6.1(A)(k) of the Allergan Disclosure Schedule or Section 6.2(A)(h) of the AbbVie Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Allergan Disclosure Schedule or the AbbVie Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Allergan Disclosure Schedule or the AbbVie Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)    The Parties agree that in no event shall any disclosure contained in any part of any Allergan SEC Document or AbbVie SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Allergan SEC Document or AbbVie SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of or otherwise qualify) any representations and warranties of any Party contained in this Agreement.

Section 10.9    Remedies and Waivers. No delay or omission by either Party in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

Section 10.10    Severability.

(a)    If any term, provision, covenant or condition of this Agreement or the Acquisition is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of this Agreement and the Acquisition, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law.

(b)    If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (ii) the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

Section 10.11    No Partnership and No Agency(a) .

(a)    Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)    Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

Section 10.12    Costs and Expenses. Except as otherwise provided in this Agreement (including Section 7.9 hereof) and the Expenses Reimbursement Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, except that (a) the Panel’s document review fees shall be borne by AbbVie, (b) the costs associated with the filing, printing, publication and proposing of the Rule 2.5 Announcement shall be borne one hundred percent (100%) by AbbVie, (c) the costs associated with the filing, printing, publication and proposing of the Scheme Document, Proxy Statement and any other materials required to be proposed to Allergan Shareholders pursuant SEC rules, the Act or the Takeover Rules shall be borne one hundred percent (100%) by Allergan, (d) the filing fees incurred in connection with notifications with any Governmental Entities under any Antitrust Laws, shall be borne one hundred percent (100%) by AbbVie and (e) the cost incurred in connection with soliciting proxies in connection with the Court Meeting and the EGM shall be borne one hundred percent (100%) by Allergan.

Section 10.13    Governing Law and Jurisdiction.

(a)    This Agreement and all Actions based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Allergan shall, be governed by, and construed in accordance with, the Laws of Ireland.

(b)    Each of the Parties irrevocably agrees that the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom, are to have exclusive jurisdiction to settle any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall therefore be brought in the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom. Notwithstanding the forgoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.

(c)    Each of the Parties acknowledges and irrevocably agrees (i) that any Action (whether at Law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, the Financing or the performance of services thereunder or related thereto against or by any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court therefrom, and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (v) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 10.13(c) and shall be entitled to enforce the provisions contained in this Section 10.13(c) as if they were a party to this Agreement).

(d)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM), INCLUDING IN ANY ACTION AGAINST OR BY ANY FINANCING SOURCE IN ITS CAPACITY AS SUCH, INCLUDING ANY ACTION DESCRIBED IN SECTION 10.13(C)(I) IN ANY SUCH COURT DESCRIBED IN SECTION 10.13(C)(I) (IT BEING EXPRESSLY AGREED THAT THE FINANCING SOURCES IN THEIR CAPACITIES AS SUCH SHALL BE THIRD PARTY BENEFICIARIES OF THIS SECTION 10.13(D) AND SHALL BE ENTITLED TO ENFORCE THE PROVISIONS CONTAINED IN THIS SECTION 10.13(D) AS IF THEY WERE A PARTY TO THIS AGREEMENT).

Section 10.14    Third Party Beneficiaries.

Except:

(a)    as provided in Section 7.3;

(b)    as provided in Section 7.9(c);

(c)    as provided in Section 10.5;

(d)    as provided in Section 10.13(c);

(e)    as provided in Section 10.13(d);

(f)    as provided in this Section 10.14; and

(g)    as provided in Section 10.15

this Agreement is not intended to confer upon any person other than Allergan and the AbbVie Parties any rights or remedies under or by reason of this Agreement.

Section 10.15    Waiver of Claims Against Financing Sources. Without limiting in any respect the liabilities of the Financing Sources to AbbVie or its Affiliates, or the remedies of AbbVie or its Affiliates against the Financing Sources under any other agreement to which they are both parties, none of the Financing Sources shall have any liability to the Parties or their Affiliates relating to or arising out of this Agreement, whether at Law or equity, in contract, in tort or otherwise, and neither the Parties nor any of their Affiliates will have any rights or claims against the Financing Sources under this Agreement. Notwithstanding anything herein to the contrary, in no event shall Allergan or its Affiliates be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 10.15 and shall be entitled to enforce the provisions contained in this Section 10.15 as if they were a party to this Agreement).

Section 10.16    Non Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the valid termination of this Agreement pursuant to and in accordance with Article 9, except that (i) Section 7.3 and Article 8 shall survive the Effective Time, and (ii) Section 7.9(c), Sections 9.1(b)-(d) and this Article 10 shall survive the valid termination of this Agreement pursuant to and in accordance with Article 9.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal
of ALLERGAN PLC

/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey
Title:	EVP and Chief Legal Officer and Corporate Secretary

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
ABBVIE INC. by its authorized signatory:

/s/ Robert A. Michael
Name:	Robert A. Michael
Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
VENICE SUBSIDIARY, LLC by its authorized signatory:

/s/ Scott T. Reents
Name:	Scott T. Reents
Title:	Vice President

[Signature Page to Transaction Agreement]